UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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(Name of Registrant As Specified In Its Charter)

KORN/FERRY INTERNATIONAL

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notes:

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

August 27, 2012

Dear Stockholders:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Korn/Ferry International. The Annual Meeting will be held on September 27, 2012 at 8:00 a.m. Pacific time at the Hyatt Regency Century Plaza Hotel in Century City located at 2025 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting we will vote on the items of business discussed in the attached notice and provide a report on our business operations.

We are delighted that you have chosen to invest in Korn/Ferry International and hope that, whether or not you attend the Annual Meeting, you will vote your shares as soon as possible. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. Your vote is very important, and voting by proxy will ensure your representation at the Annual Meeting. You may revoke your proxy in accordance with the procedures described in the Proxy Statement at any time prior to the time it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you previously provided a proxy by mail, telephone or the Internet.

Sincerely,

Kenneth Whipple
Chair of the Board

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

NOTICE OF 2012 ANNUAL MEETING

To Be Held On September 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on September 27, 2012.

The Proxy Statement and accompanying Annual Report to Stockholders are available at

http://ir.kornferry.com

To the Stockholders:

On September 27, 2012, Korn/Ferry International (the “Company”, “we”, “its” and “our”) will hold its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) at the Hyatt Regency Century Plaza Hotel in Century City located at 2025 Avenue of the Stars, Los Angeles, California 90067. The Annual Meeting will begin at 8:00 a.m. Pacific time.

Only stockholders who owned our common stock as of the close of business on August 15, 2012 (the “Record Date”) can vote at the Annual Meeting or any adjournments or postponements thereof. The purposes of the Annual Meeting are to:

1. Elect the two directors named in the Proxy Statement accompanying this notice to serve on the Board of Directors (the “Board”) until the 2015 Annual Meeting of Stockholders;

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year;

3. Vote on an advisory resolution to approve the Company’s executive compensation;

4. Consider a stockholder proposal requesting the declassification of the Board, if properly presented at the Annual Meeting;

5. Approve an amendment and restatement of our Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”) to, among other things, increase the number of shares of common stock that may be delivered pursuant to awards granted under the 2008 Plan by 5,306,897shares; and

6. Transact any other business that may be properly presented at the Annual Meeting.

The Board unanimously recommends that you vote your shares “FOR” all of its nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year, “FOR” the Company’s executive compensation, “AGAINST” the stockholder proposal requesting declassification of the Board, and “FOR” the amendment and restatement of the 2008 Plan.

A quorum comprised of the holders of a majority of the outstanding shares of our common stock on the Record Date must be present or represented by proxy for the transaction of business at the Annual Meeting. Accordingly, it is important that your shares be represented. Whether or not you plan to attend the Annual Meeting, please vote promptly by mail, telephone or Internet. You may revoke your proxy at any time before it is voted by (1) sending a written revocation to the Corporate Secretary, (2) submitting a later-dated proxy, or (3) attending the Annual Meeting and voting in person.

This Proxy Statement is first being mailed to our stockholders on or about August 27, 2012. Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and
General Counsel

August 27, 2012

Los Angeles, California

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	Why am I receiving this Proxy Statement and the other enclosed materials?

	A:	The Board is providing these materials to you in connection with, and soliciting proxies for use at, the Annual Meeting, which will take place on September 27, 2012. As a stockholder on the Record Date, you are invited to attend the Annual Meeting and you are requested to vote on each of the proposals described in this Proxy Statement. You do not need to attend the Annual Meeting to vote your shares.

2.	Q:	What information is included in this Proxy Statement?

	A:	The information included in this Proxy Statement relates to, among other things, the proposals to be voted on at the Annual Meeting, the voting process and the compensation of the Company’s directors and executive officers.

3.	Q:	What proposals will be voted on at the Annual Meeting?

	A:	(1) The election of the two directors named in this Proxy Statement to serve on the Board until the 2015 Annual Meeting of Stockholders;

(2)    The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year;

(3)    A non-binding advisory resolution regarding executive compensation;

(4)    A stockholder proposal requesting the declassification of the Board, if properly presented at the Annual Meeting; and

(5)    The approval of an amendment and restatement of the 2008 Plan to, among other things, increase the number of shares of common stock that may be delivered pursuant to awards granted under the 2008 Plan by 5,306,897 shares.

4.	Q:	How does the Board recommend I vote on each of the proposals?

	A:	The Board unanimously recommends that you vote your shares “FOR” all of its nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year, “FOR” the Company’s executive compensation, “AGAINST” the stockholder proposal requesting declassification of the Board, and “FOR” the amendment and restatement of the 2008 Plan.

5.	Q:	Who is entitled to vote at the Annual Meeting?

	A:	Holders of the Company’s common stock as of August 15, 2012 are entitled to vote at the Annual Meeting.

6.	Q:	How many votes is each share of common stock entitled to?

	A:	Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 48,431,589 shares of Company common stock issued and outstanding.

7.	Q:	How do I vote?

	A:	You can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

(1) By Mail—you can vote by mail by completing, signing and dating each proxy card you received and returning it in the postage prepaid envelope provided;

(2) By Telephone—you can vote by telephone by calling (800) 652-8683 and following the instructions on the proxy card; or

(3) By Internet—you can vote over the Internet at www.investorvote.com/KFY by following the instructions on the proxy card.

8.	Q:	Can I revoke my proxy after I have submitted it?

	A.	Yes, once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1) Sending a written revocation to the Corporate Secretary;

(2) Submitting a later dated proxy; or

(3) Attending the Annual Meeting and voting in person.

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted.

9.	Q:	Who will count the votes?

	A:	Representatives of Computershare Shareowner Services, the Company’s transfer agent, will count the votes and act as the inspector of election at the Annual Meeting.

10.	Q:	What does it mean if I receive more than one proxy card?

	A:	It means that your shares are registered differently and are in more than one account. Sign and return (or vote by telephone or over the Internet) all proxy cards to ensure that all your shares are voted.

11.	Q:	What shares are covered by the enclosed proxy card(s)?

	A:	The shares on the enclosed proxy card(s) represent all shares owned by you as of the Record Date (if you receive more than one proxy card, however, please see Question 10). These shares include shares (1) held directly in your name as the “stockholder of record” and (2) held for you as the “beneficial owner” through a broker, bank or other nominee. If you do not return your proxy card(s) or vote by telephone or over the Internet, your shares may not be voted (see Question 13 below). If you own shares that are held in our 401(k) plan, you will receive a proxy card for those shares also. While the trustees of the 401(k) plan will vote those shares, you are requested to return that proxy card to advise the trustees of your wishes with respect to the matters to be voted on.

12.	Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

	A:	You are a “stockholder of record” if your shares are registered directly in your name with the Company’s transfer agent. In that case, these proxy materials have been sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

You are a “beneficial owner” if your shares are held in a brokerage account, including an Individual Retirement Account, by a bank or other nominee, including our 401(k) plan. If you are considered to be the beneficial owner of shares held in “street name”, these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use.

13.	Q:	What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?

	A:	If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker, bank or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares that constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the appointment of the independent registered public accounting firm, the broker, bank or other nominee has discretionary authority and therefore is permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you. The election of directors, the advisory vote on the Company’s executive compensation, the approval of the amendment and restatement of the 2008 Plan and the stockholder proposal to declassify the Board are not considered “routine” matters and as a result, your broker, bank or other nominee will not have discretion to vote on these matters at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

14.	Q:	What is the requirement to conduct business at the Annual Meeting?

	A:	In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock. A quorum must be present in person or represented by proxy at the Annual Meeting for business to be conducted. As discussed below, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

15.	Q:	How are votes counted?

	A:	Shares of common stock that reflect abstentions are treated as present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality. Shares of common stock that reflect broker non-votes are treated as present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

16.	Q:	What is the voting requirement to approve each proposal?

	A:	Directors are elected by a plurality. Therefore, the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election. In respect of Proposals 2, 3 and 5, to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of Proposals 2, 3 and 5, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome. In the case of Proposal 4, to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal, but implementation of the proposal will still require additional action as described in this Proxy Statement. In determining the outcome of Proposal 4, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

17.	Q:	What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

	A:	The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your proxy, whether submitted by mail, telephone or over the Internet, gives Gary D. Burnison and Robert P. Rozek authority to vote on those matters in their discretion.

18.	Q:	Who will bear the cost of the proxy solicitation?

	A:	The entire cost of the proxy solicitation will be borne by the Company. We hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $10,000 plus reimbursement of any out of pocket expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board is divided into three classes, with one class elected at each annual meeting of stockholders. Directors of each class are elected to serve for three year terms. At the Annual Meeting, we will elect the two directors named in this Proxy Statement. The directors elected at the Annual Meeting will serve as Class 2015 Directors for a term of three years. The nominees for election at the Annual Meeting to serve as Class 2015 Directors are Messrs. George Shaheen and William Floyd. Detailed biographical information regarding each of these nominees, as well as the other members of the Board whose service will continue beyond the Annual Meeting, is provided under the heading “Board of Directors.” Proxies cannot be voted for more than the number of nominees named in this proxy statement.

We do not expect any of the nominees to become unavailable to stand for election, but should this happen the Board will designate a substitute for each unavailable nominee. Proxies voting for any unavailable nominee will be cast for that nominee’s substitute. Each of the nominees has consented to be named as a nominee in this Proxy Statement. The Company did not receive any stockholder nominations for director. Neither Mr. Kenneth Whipple, the current Chair of our Board, nor Baroness Denise Kingsmill, will be standing for re-election at the Annual Meeting. The Company is most grateful for Mr. Whipple’s and Baroness Kingsmill’s valuable service to the Company.

Required Vote

Directors are elected by a plurality. Therefore, the two nominees who receive the highest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. Ernst & Young LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s certificate of incorporation nor its bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote at the Annual Meeting.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

PROPOSAL NO. 3—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Securities Exchange Act of 1934, as amended (the “Exchange Act”), and more specifically, Section 14A of the Exchange Act which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation program is designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Personnel Committee has structured our executive compensation program to achieve the following key objectives:

•

provide compensation packages to our executives that are competitive with other major executive recruitment firms, a broader group of human capital companies and similarly-sized publicly traded companies;

•	closely tie individual annual cash incentive and equity-based awards to the performance of the Company as a whole, as well as to the team and individual performance of the named executive officer; and

•

align the interests of senior management with those of our stockholders through direct ownership of Company common stock and by providing a meaningful portion of each named executive officer’s total compensation in the form of equity-based incentives.

We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers. The Compensation and Personnel Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Korn/Ferry International (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Personnel Committee will carefully review and consider the voting results when evaluating our executive compensation program.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the Company’s executive compensation.

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL: BOARD DECLASSIFICATION

A stockholder has submitted the following proposal to the Company for action at the Annual Meeting. We will provide the name, address and share ownership of the stockholder proponent promptly upon receiving an oral or written request to the Company’s Corporate Secretary at the address and phone number listed on page 64 of this Proxy Statement. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent.

In accordance with the rules of the Securities and Exchange Commission, the text of the resolution and supporting statement is printed verbatim from the stockholder’s submission, and we take no responsibility for either of them.

Our Board of Directors opposes the adoption of the proposal and asks you to review our Board’s response, which follows the stockholder’s supporting statement.

Stockholder Proposal

4—Elect Each Director Annually

RESOLVED, shareholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

In 2010 over 70% of S&P 500 companies had annual election of directors. Shareholder resolutions on this topic have won an average support of 68% in a single year.

This proposal should also be evaluated in the context of our Company’s overall corporate governance:

The Corporate Library, an independent investment research firm, rated our company “High Concern” for takeover defenses and “Moderate Concern” for Executive Pay. Our executives’ incentive pay relied in part on the executive pay committee’s subjective view. Discretionary freedom can undermine the credibility and effectiveness of an incentive pay plan.

Our executives received performance shares that were eligible to vest even if our company had a relative Total Shareholder Return ranking of ninth out of ten companies. Underperforming industry peers should not result in extra pay. Also, executives received time-based restricted shares. Equity pay should include performance-vesting requirements.

Regarding our company’s takeover defenses, our company’s board was classified, which would make more difficult and lengthy any attempt to gain control of a majority of our board. In addition, our company had charter and bylaw provisions that made it difficult or impossible for shareholders to achieve control by enlarging the board or removing directors and filling the resulting vacancies. The combined effect of these mechanisms was to reduce board accountability to shareholders.

George Shaheen was designated a “flagged [problem] director” by The Corporate Library due to his Webvan stint, where he resigned after eighteen months and was then entitled to a golden parachute of $375,000 annually for the rest of his life. Webvan traded at 12 cents when Mr. Shaheen left. Unfortunately Mr. Shaheen was 33% of our audit and nomination committees. And Gerhard Schulmeyer received by far our highest negative votes and was 33% of our executive pay and nomination committees.

Only one yes-vote from our 47 million shares was all that was needed to elect each of our directors for 3-year terms. Also 1% of shareholders could thwart a 66% majority vote. We had no power to call a special meeting or act by written consent.

Please encourage our board to respond positively to this proposal: Elect Each Director Annually—Yes on 4.

Board Statement in Opposition

The Board unanimously recommends a vote “AGAINST” the proposal for the reasons discussed below.

The Board has carefully considered this proposal and believes that it is not in the best interests of the Company or our stockholders. The Company’s Certificate of Incorporation provides that the Board consists of three classes of directors with three-year staggered terms, meaning that one-third of the directors are elected each year. The Board believes that this classified Board structure is more advantageous to, and better serves the long-term interests of, the Company and our stockholders than an annually-elected Board for the following reasons:

•

Stability and Continuity. The Board believes that a classified Board is beneficial because it allows stockholders sufficient time to evaluate the effectiveness of the Board’s oversight of management of the Company. Three-year staggered terms are designed to provide stability, enhance mid- and long-term planning and provide a framework in which, at any given time, a majority of directors will have had prior experience as directors of the Company and a more thorough knowledge of the Company’s operations and strategy. Directors who have experience with the Company and knowledge about our business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and our stockholders. In addition, because a classified Board produces more orderly change in the composition of the Board, a classified Board strengthens the Company’s ability to recruit and retain highly qualified directors who are willing and able to make the significant long-term commitment required to understand fully the Company, our operations and our competitive environment. In light of the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public company boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be limited to a one-year term.

•

Protection Against Unfair Takeover Tactics. The Board believes that a classified Board plays an important role in protecting against an unfriendly or unsolicited takeover proposal at a price that may not be in the long-term best interests of the Company or our stockholders. While having a classified Board does not prevent unsolicited takeover attempts, it encourages third parties to negotiate at arm’s length with the Board, thereby enhancing the ability of the Board to negotiate the best terms to provide maximum value for all stockholders.

•

Accountability to Stockholders. The Board does not believe that annual elections for each director are necessary to promote accountability. Directors elected to three-year terms are not any less accountable or responsive to stockholders than directors elected annually, since all directors are required to uphold their fiduciary duties, regardless of the length of their term of service or how often they stand for election. Moreover, the Board has in place a number of measures to further promote good corporate governance and Board accountability. For example, the Board has adopted procedures designed to facilitate stockholder communications with directors, which are described more fully on page 63 of this Proxy Statement. In addition, with the exception of Mr. Burnison, the Company’s President and Chief Executive Officer, the Board is composed entirely of independent directors and has independent key committees. The Board believes that overall accountability of the Board is achieved through our stockholders’ selection of responsible, experienced and respected individuals as directors, not on the length of their terms.

The Board has carefully considered this proposal and the arguments for and against a classified Board structure. For the reasons discussed above, the Board has concluded that the Company’s classified Board structure continues to promote the best interests of the Company and our stockholders.

Recommendation of the Board

For the reasons discussed above, the Board unanimously recommends that you vote “AGAINST” this stockholder proposal.

PROPOSAL NO. 5—APPROVAL OF SECOND AMENDMENT AND RESTATEMENT OF

2008 STOCK INCENTIVE PLAN

On August 22, 2008, the Board adopted the 2008 Stock Incentive Plan (the “2008 Plan”), which was subsequently approved by the Company’s stockholders on September 23, 2008. A subsequent amendment and restatement was approved by the Board and then by the Company’s stockholders on September 10, 2009 (the “First A&R 2008 Plan”).

In order to continue to provide qualified employees, officers, non-employee directors and other service providers with stock-based incentives, on August 22, 2012, the Board approved, subject to stockholder approval, the Second Amended and Restated Korn/Ferry International 2008 Stock Incentive Plan (the “Second A&R 2008 Plan”) to make available 5,306,897 additional shares of the Company’s common stock for stock-based awards and to make other ministerial changes to the plan document. Other than the increase in the number of shares authorized for issuance, and certain administrative changes, the First A&R 2008 Plan and the Second A&R 2008 Plan are identical. The Board is submitting the Second A&R 2008 Plan to the stockholders for their approval at the Annual Meeting.

As of August 15, 2012, an aggregate of 393,103 shares of common stock remained available under the First A&R 2008 Plan for the grant of stock-based incentives. The Company believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with stockholders. Without approval of the Second A&R 2008 Plan, the Company will be constrained in its ability to use equity as a component of its compensation philosophy, a result that would put the Company at a considerable competitive disadvantage to its direct and indirect competitors for the high level professional employees who make up the bulk of the Company’s current and prospective employee base.

Reasons for the Proposal

The Board unanimously recommends that the Company’s stockholders approve the Second A&R 2008 Plan. The Company’s ability to grant an appropriate number of equity-based awards continues to be crucial in allowing the Company to effectively compete for key employee talent against other executive search, leadership and consulting firms. It is in the long-term interest of the Company and its stockholders to strengthen the ability to attract, motivate and retain employees, officers, directors, consultants, agents, advisors and independent contractors, and to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.

Equity awards are granted to a significant number of the Company’s current and prospective employees. These long term incentives are aimed at aligning employees’ interests with stockholders and to aid in retention.

The Company’s restricted shares and stock options outstanding as of August 15, 2012 represent approximately 5% of the Company’s market capitalization (based on the average closing price of the Company’s common stock on the NYSE in the 200 days preceding June 1, 2012). If the Second A&R 2008 Plan is approved, the aggregate number of shares underlying outstanding awards under the Company’s existing plans plus the number of shares available for issuance in connection with the grant of awards under the Second A&R 2008 Plan would increase to approximately 11% of the number of shares of Company common stock outstanding on a fully diluted basis.

Promotion of Good Corporate Governance Practices

The Board believes the use of equity incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the Second A&R 2008 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. The Second A&R 2008 Plan will provide incentives to plan participants to operate the Company in the most efficient way possible.

Specific features of the Second A&R 2008 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•

there can be no repricing of options or stock appreciation rights without stockholder approval, either by canceling the award in exchange for another award, option or stock appreciation right with an exercise price that is less than the exercise price of the original award or for cash, or by reducing the exercise price of the option or stock appreciation right, other than in connection with a change in the Company’s capitalization;

•

the ability to issue full-value awards (awards other than options and stock appreciation rights) is limited by requiring that after the effective date of the Second A&R 2008 Plan these awards count 1.91 times as much as options and stock appreciation rights against the authorized number of shares issuable under the Second A&R 2008 Plan;

•

the administrator of the Second A&R 2008 Plan has discretion to pay to holders of restricted stock and restricted stock units their awards in cash or shares of common stock, according to the current cash or capitalization needs of the Company;

•

there can be no recycling of shares from exercised awards, meaning shares of common stock subject to an award cannot be made available for issuance if the shares were subject to a stock-settled stock appreciation right and were not issued in the net settlement, were used to pay the exercise price of an option, were delivered or withheld to pay the withholding taxes related to an award, or were repurchased on the open market with the proceeds of an option award; and

•	dividends or dividend equivalents will not be paid in respect of awards subject to performance-based vesting criteria prior to such performance-based vesting criteria having been achieved.

Need to Remain Competitive

The Board believes the use of incentive equity awards is an integral component of compensation for the Company’s employees. Employees consider equity awards an important part of their total compensation, and they expect these awards when they join the Company. Consequently, the Board believes the Company must continue to award its employees with equity awards to maintain its competitive position.

Section 162(m) of the Code

The Board continues to believe that it is in the best interests of the Company and its stockholders to provide for an incentive plan under which stock-based and qualifying cash compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the Second A&R 2008 Plan has been structured in a manner such that awards under it can be designed with the intent to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based, and (3) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Second A&R 2008 Plan, each of these aspects is discussed below, and stockholder approval of the Second A&R 2008 Plan will be deemed to constitute approval of each of these aspects of the Second A&R 2008 Plan for purposes of the approval requirements of Section 162(m).

Summary of the Plan

The following is a description of the material features of the Second A&R 2008 Plan. The description does not purport to be complete and is qualified in its entirety by reference to the full text of the Second A&R 2008 Plan which is attached to this Proxy Statement as Appendix A and incorporated herein by reference. Stockholders are encouraged to read the text of the Second A&R 2008 Plan in its entirety.

Purpose

The purpose of the Second A&R 2008 Plan is to stimulate the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company.

Eligible Participants

Any person who is a current or prospective officer or employee of the Company or its subsidiaries, and any non-employee director of the Company or other service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the Second A&R 2008 Plan. As of August 15, 2012, approximately 2,759 employees and seven non-employee directors were eligible to participate in the Second A&R 2008 Plan.

Available Shares

Subject to stockholder approval of the Second A&R 2008 Plan, the maximum number of shares of common stock of the Company that may be issued pursuant to awards granted under the Second A&R 2008 Plan will be 5,700,000 (which is equal to the 5,306,897 new shares being proposed plus the 393,103 shares that remain available for issuance under new awards under the First A&R 2008 Plan). This limitation is subject to adjustment to prevent dilution, and also allows for the issuance of such number of additional shares as is equal to the number of shares subject to outstanding awards under (i) the First A&R 2008 Plan on the date the Second A&R 2008 Plan becomes effective and (ii) the Company’s Performance Award Plan as of August 8, 2008, in each case, that cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares.

Any shares granted under options or stock appreciation rights will be counted against the plan limit on a one-for-one basis; whereas any shares granted as awards other than options or stock appreciation rights that are outstanding on or after the effective date of the Second A&R 2008 Plan will be counted against the limit as 1.91 shares for every one share subject to such award. The shares issued pursuant to awards granted under the Second A&R 2008 Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market so long as they were not repurchased with the proceeds from the exercise of an option award.

For purposes of the foregoing share limit, the aggregate number of shares issued under the Second A&R 2008 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the Second A&R 2008 Plan may not again be made available for issuance under the Second A&R 2008 Plan if such shares are: (1) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (2) shares used to pay the exercise price of an option, (3) shares delivered to or withheld by the Company to pay the withholding taxes related an to award, or (4) shares repurchased on the open market with the proceeds of an option exercise. Shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Second A&R 2008 Plan.

Tax Code Limitations

Subject to changes in the Company’s capitalization, the aggregate number of shares subject to awards granted under the Second A&R 2008 Plan during any calendar year to any one participant will not exceed 500,000. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Second A&R 2008 Plan shall not exceed 5,700,000 (which number is subject to antidilution adjustment to the extent that such adjustment will not affect the status of any option intended to qualify as an incentive stock option under Section 422 of the Code (“Incentive Stock Options”)). The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the Second A&R 2008 Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) will not exceed $5,000,000.

Non-Employee Director Awards

Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the Second A&R 2008 Plan during any calendar year to any one non-employee director will not exceed 50,000, and the aggregate number of shares issued or issuable under all awards granted under the Second A&R 2008 Plan other than options or stock appreciation rights during any calendar year to any one non-employee director will not exceed 25,000.

Awards of Acquired Corporations

In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of shares authorized for issuance under the Second A&R 2008 Plan will be increased to the extent necessary to satisfy such assumed equity awards and such shares will not reduce the shares otherwise authorized for issuance under the Second A&R 2008 Plan. In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the Second A&R 2008 Plan and will not reduce the shares authorized for issuance under the Second A&R 2008 Plan; provided that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination and will only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

Administration

The Second A&R 2008 Plan is administered by the Compensation and Personnel Committee of the Board, provided, however, that, subject to certain exceptions, the Board may exercise any power of the Compensation and Personnel Committee. The Compensation and Personnel Committee may authorize one or more officers of the Company to perform any or all things that the administrator is authorized and empowered to do or perform under the Second A&R 2008 Plan. The Compensation and Personnel Committee may delegate any or all aspects of day-to-day administration of the Second A&R 2008 Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Amendments

The Board may amend, alter or discontinue the Second A&R 2008 Plan or any agreement or other document evidencing an award made under the Second A&R 2008 Plan, but, except as provided pursuant to the anti-dilution adjustment provisions of the Second A&R 2008 Plan, no such amendment may be made without the approval of the stockholders of the Company if it would:

•	increase the maximum number of shares of common stock for which awards may be granted under the Second A&R 2008 Plan;

•	reduce the price at which options or stock appreciation rights may be granted below the price provided for in the Second A&R 2008 Plan;

•	reduce the exercise price of outstanding options;

•	extend the term of the Second A&R 2008 Plan;

•	change the class of persons eligible to participate in the Second A&R 2008 Plan;

•	increase the maximum awards that may be granted during any calendar year to any one eligible person; or

•	otherwise amend the Second A&R 2008 Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange (“NYSE”) listing requirements.

No amendment may impair the rights of any holder of an award without their consent, provided that no consent is required if the administrator determines in its sole discretion and prior to any change of control of the Company if the amendment is advisable in order for the Company, plan or award to satisfy any law or regulation, or meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Awards

The Second A&R 2008 Plan authorizes the administrator to grant awards to eligible participants in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses, which may be paid in cash or stock or a combination thereof.

Stock Options

The administrator of the Second A&R 2008 Plan may grant an option to purchase common stock of the Company, from time to time in the discretion of the administrator. Options may be Incentive Stock Options or nonstatutory stock options (“Nonqualified Stock Options”).

The exercise price per share of common stock subject to an option granted under the Second A&R 2008 Plan must equal or exceed 100% of the fair market value of such common stock on the date the option is granted, except that:

•

the exercise price of an option may be higher or lower in the case of options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired; and

•

the exercise price of an Incentive Stock Option granted to an individual owning more than 10% of the combined voting power of all classes of Company stock must equal or exceed 110% of the fair market value of such common stock on the date of grant.

Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of an option is above the fair market value of a share of the Company’s common stock, the Company may not, without stockholder approval, reduce the exercise price of such option and shall not exchange such option for a new award with a lower (or no) exercise price or for cash.

Unless the administrator provides for a shorter period, the maximum term of an option granted under the Second A&R 2008 Plan, including any Incentive Stock Options, will be 7 years from the date of grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than 5 years from the date of grant. Options granted under the Second A&R 2008 Plan will vest according to a schedule determined by the administrator.

The administrator will determine the acceptable forms of payment of the exercise price of an option, which may include: cash, shares of Company common stock, irrevocable commitment by a broker to pay over the amount from a sale of shares of Company common stock issuable under an option, delivery of previously owned shares of Company common stock, withholding of shares of Company common stock or any combination of the foregoing.

Incentive Bonus

An incentive bonus award is an award which confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period of not less than one year.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares of common stock of the Company under which the grant, issuance, retention, vesting and/or transferability is subject for a specified period of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares of common stock of the Company under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Up to 250,000 shares will be available for issuance to employee participants on or after the date the Second A&R 2008 Plan becomes effective as awards of restricted stock or restricted stock units having no minimum vesting period. An award of restricted stock or restricted stock units with a vesting schedule that is not at least partially based on performance criteria cannot vest in less than thirty-six months, and an award of restricted stock or restricted stock units with a vesting schedule that is at least partially performance-based cannot vest in less than twelve months from the date of grant, except for awards of restricted stock or restricted stock units to non-employee directors and in the case of the death or disability of a participant or a change of control of the Company. The administrator will determine the extent to which awards of restricted stock and restricted stock units may be settled in cash, shares of common stock of the Company, or a combination of the foregoing. Unless determined otherwise by the administrator, participants receiving restricted stock awards are entitled to the voting and dividend rights of the shares of common stock underlying the awards. Participants receiving restricted stock unit awards are not entitled to the voting rights of the underlying shares of common stock, and are entitled to the dividend rights only to the extent determined by the administrator. Notwithstanding the preceding two sentences, in no event will dividends or dividend rights be paid with respect to unvested awards of restricted stock or restricted stock units that are subject to performance-based vesting criteria.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the Second A&R 2008 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the Second A&R 2008 Plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of a stock appreciation right is above the fair market value of a share of the Company’s common stock, the Company may not, without stockholder approval, reduce the exercise price of such stock appreciation right and shall not exchange such stock appreciation right for a new award with a lower (or no) exercise price or for cash.

Performance Criteria

For purposes of the Second A&R 2008 Plan, qualifying performance criteria means the following criteria, individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or one or more joint ventures, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator in the award:

•	cash flow (before or after dividends);

•	earnings per share (including earnings before interest, taxes, depreciation and amortization);

•	stock price;

•	return on equity;

•	total stockholder return;

•	return on capital (including return on total capital or return on invested capital);

•	return on assets or net assets;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	revenue;

•	income or net income;

•	operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	cash from operations;

•	operating ratio;

•	operating revenue;

•	market share;

•	product development or release schedules;

•	new product innovation;

•	brand recognition/acceptance;

•	cost reductions;

•	customer service;

•	customer satisfaction; and

•	sales of assets or subsidiaries.

Prior to the grant of an award, the administrator will determine whether or not it will appropriately adjust any evaluation of performance under the applicable performance criteria with respect to an award to exclude any of the following events that occur during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	accruals of any amounts for payment under the Second A&R 2008 Plan or any other compensation arrangement maintained by the Company; and

•

any extraordinary or unusual non-recurring items as described in the applicable accounting literature and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

Change of Control of the Company

The administrator has the discretion to provide, either at the time an award is granted or thereafter, that a change of control of the Company will have such effect as specified by the administrator, or no effect.

Deferral

The administrator has the discretion to provide that payment of awards granted under the Second A&R 2008 Plan may be deferred by the recipient to the extent permitted under Section 409A(a)(1)(B) of the Code.

Termination

The Second A&R 2008 Plan will terminate on the tenth anniversary of its approval by the Company’s stockholders, unless the Board terminates it sooner.

U.S. Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to awards made under the Second A&R 2008 Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the Second A&R 2008 Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.

Incentive Stock Options

Options granted under the Second A&R 2008 Plan may qualify as Incentive Stock Options within the meaning of Section 422 of the Code. If an optionee exercises an Incentive Stock Option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the Incentive Stock Option or within one year from the date of exercise (the “Required Holding Periods”), an optionee generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the Incentive Stock Option. An optionee’s basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, an optionee’s gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an optionee’s gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee’s basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.

If, however, an optionee disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then, subject to certain exceptions, the optionee will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (1) the amount realized on such disposition or (2) the fair market value of the shares on the date of exercise, over the optionee’s basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an optionee. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the optionee’s holding period. If an optionee disposes of such shares for less than the optionee’s basis in the shares, the difference between the amount realized and the optionee’s basis will be short-term or long-term capital loss, depending upon the holding period of the shares.

Nonqualified Stock Options

In general, there are no tax consequences to the optionee or to the Company on the grant of a Nonqualified Stock Option. On exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Provided the shares received under a Nonqualified Stock Option are held as a capital asset, upon the subsequent disposition of the shares the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares. The basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the option. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon the holding period of the shares.

Stock Appreciation Rights

Generally, the recipient of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the employee receives the appreciation inherent in the freestanding SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the freestanding SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to freestanding SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a Nonqualified Stock Option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of freestanding SARs or tandem SARs. However, upon the exercise of either a freestanding SAR or a tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units

Upon grant of restricted stock or restricted stock units, a participant generally will not have taxable income. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either freely transferable or no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted. The Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income.

Incentive Bonus

Receipt of a cash incentive bonus will cause the participant to recognize ordinary income with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment, and the Company will be entitled to a corresponding deduction.

Golden Parachute Provisions

The terms of awards granted under the Second A&R 2008 Plan may provide for accelerated vesting or payment of an award in connection with a change of control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payment.

Section 162(m)

Section 162(m) imposes a $1 million limit on the amount of compensation that may be deducted by the Company in any tax year with respect to the Company’s named executive officers, other than the Company’s Chief Financial Officer, including any compensation relating to an award granted under the Second A&R 2008 Plan.

Compensation that is considered to be performance-based will not have to be taken into account for purposes of the $1 million limitation, and accordingly, should be deductible by the Company without limitation under Section 162(m). Options and other awards granted under the Second A&R 2008 Plan may, at the administrator’s discretion, be intended to be performance-based compensation that qualifies for the exception from the $1 million limit.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Second A&R 2008 Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

Other Information

As of August 15, 2012, (1) 1,432,596 shares were covered by stock options granted under the Company’s existing stock incentive plans, at exercise prices ranging from $6.26 to $24.08 per share; (2) 1,902,719 shares were subject to unvested awards of restricted stock granted under the Company’s existing stock incentive plans; and (3) 393,103 shares remained available to support additional awards under the First A&R 2008 Plan. In addition, as of August 15, 2012, the Company’s outstanding stock options and SARs had a weighted-average exercise price of $14.02 and a weighted-average contractual life of 2.89 years.

Information about stock option and performance share awards granted in fiscal 2012 to the Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executive officers can be found in the table under the heading “Compensation of Directors and Executive Officers—Fiscal Year 2012 Grants of Plan-Based Awards.”

Participation in the Second A&R 2008 Plan is at the discretion of the administrator. Accordingly, future participation by executive officers, other employees and directors under the Second A&R 2008 Plan is not determinable. In addition, the benefits under the Second A&R 2008 Plan that would have been received by or allocated to such persons for the last completed fiscal year had it been in effect cannot be determined.

The Second A&R 2008 Plan is not exclusive and does not limit the authority of the Board or the administrator to adopt such other incentive arrangements as they may deem desirable.

Required Vote

Approval of the Second A&R 2008 Plan requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the approval of the Company’s Second A&R 2008 Plan.

THE BOARD OF DIRECTORS

The Company’s Certificate of Incorporation provides that the number of directors shall not be fewer than eight nor more than fifteen, with the exact number of directors within such limits to be determined by the Board. The Board is divided into three classes, with one class elected at each annual meeting of stockholders. Directors of each class are elected to serve for three year terms. At the Annual Meeting, we will elect the two directors named in this Proxy Statement to Class 2015 Directors and the Board for the coming year will be comprised of seven directors and one vacancy. The Company plans to fill the vacancy with a director whose knowledge, experience and skills would be a valuable addition to the Board and who would otherwise fulfill the qualifications the Company seeks in its directors, as described below in the section entitled “Director Qualifications.”

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the full Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines, include a reputation for integrity, honesty and adherence to high ethical standards, strong management experience, current knowledge and contact in the Company’s industry or other industries relevant to the Company’s business, and the ability to commit sufficient time and attention to Board and committee activities. The Nominating and Corporate Governance Committee seeks a variety of occupational, educational, and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating and Corporate Governance Committee does believe it is essential that Board members represent diverse viewpoints and backgrounds. The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee takes into account a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The table below sets forth information about the two nominees for Class 2015 Directors and the directors whose terms of office continue beyond the Annual Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board to conclude that such nominee/director should serve on our Board. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under “Corporate Governance—Board Committees—Nominating and Corporate Governance Committee.”

Nominees for Class 2015 Directors

The following table sets forth certain information regarding the nominees for Class 2015 Directors.

Name	Age	Business Experience	Director Since
William R. Floyd	67	Mr. Floyd served as Chairman of the Board of Buffet Holdings, Inc., which through its subsidiaries, owns and operates a chain of restaurants in the United States, from June 2009 to July 2012. He has over 30 plus years of experience in service industries, including restaurants, lodging and healthcare. His prior positions include, among others, Chairman and Chief Executive Officer of Physiotherapy Associates (which was formed by the merger of Benchmark Medical, Inc. and Physiotherapy Corporation), the second largest provider of outpatient physical rehabilitation services in the United States, from June 2007 to February 2009; Chairman and Chief Executive Officer of Benchmark Medical, Inc. from November 2006 to June 2007; Chairman and Chief Executive Officer of Beverly Enterprises, Inc. from December 2001 to March 2006 (he joined Beverly Enterprises in April 2000 as President and Chief Operating Officer), President and Chief Executive Officer of Choice Hotels International from October 1996 to May 1998; and various executive positions within PepsiCo Inc.’s restaurant group from December 1989 to September 1996, including as Chief Operating Officer of Kentucky Fried Chicken from August 1994 through July 1995 and as Chief Operating Officer of Taco Bell Corp. from July 1995 until September 1996. Mr. Floyd currently serves as Chairman of the Board of Trustees of Valley Forge Military Academy and College, is on the Board of Overseers at the University Pennsylvania School of Nursing and a member of the Union League of Philadelphia. Mr. Floyd’s extensive executive management experience in the service industry and board experiences will allow him to bring valuable insight and knowledge to the Board.	—

George T. Shaheen	68	Mr. Shaheen was Chairman and Chief Executive Officer of Entity Labs, a privately held technology solution company from 2006 through 2009. He was Chief Executive Officer of Siebel Systems, Inc., a CRM software company, which was purchased by Oracle in January 2006, from April 2005 to January 2006. He was Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1989 to 1999. He then became CEO and Chairman of the Board of Webvan Group, Inc. from 1999 to 2001. Mr. Shaheen serves on the boards of NetApp, PRA International, 24/7 Customer, and Univita Health. He is a member of the Advisory Board of the Marcus & Millichap Company, and the Strategic Advisory Board of Genstar Capital. From 2007 until 2011, Mr. Shaheen served on the board of directors of newScale and Voxify. He has served as IT Governor of the World Economic Forum, and was a member of the Board of Advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the Board of Trustees of Bradley University. Mr. Shaheen received a BS degree and a MBA from Bradley University. Mr. Shaheen’s executive management, consulting, board and advisory experiences allow him to bring valuable insight and knowledge to the Board.	2009

Class 2013 Directors

The following table sets forth certain information regarding the Class 2013 Directors.

Name	Age	Business Experience	Director Since
Edward D. Miller	71	Mr. Miller is the former President and Chief Executive Officer of AXA Financial, Inc., where he held such positions from August 1997 through May 2001. During that time, he also served as Chairman and Chief Executive Officer of AXA Financial, Inc.’s principal subsidiary, AXA Client Solutions, and as a director of AXA Financial, Equitable Life, Alliance Capital and Donaldson, Lufkin & Jenrette. He also served as a member of the supervisory board and as a senior advisor to the Chief Executive of AXA Group from June 2001 through April 2003. Prior to joining AXA Financial, Mr. Miller enjoyed a successful 35-year career in banking. Mr. Miller began his banking career at Manufacturers Hanover Trust, where he garnered increasing responsibility and recognition. In 1988, he was named Vice Chairman, a position he held until 1991, when the company merged with Chemical Bank. Three years later, he was elected President. In 1996, upon the merger with Chase Manhattan, he became Senior Vice Chairman. While at Chase, Mr. Miller directed two of the largest financial services combinations in history at the time—the successful mergers of The Chase Manhattan Corporation and Chemical Bank and of Chemical Bank and Manufacturers Hanover Trust. Currently, in addition to his service as a director of the Company, he is also a director and member of the compensation committee of American Express Company and a member of the Advisory Boards of CAI and Hudson Clean Energy and previously served as a director of KeySpan Corporation and TOPPS Company, Incorporated. Mr. Miller’s executive management, board and committee chair experience allow him to bring valuable insight and specific knowledge to the Board.	2002

Gary D. Burnison	51	Mr. Burnison has served as President and Chief Executive Officer of the Company since July 2007. He was the Executive Vice President and Chief Financial Officer of the Company from March 2002 until June 30, 2007. He also served as Chief Operating Officer of the Company from October 2003 until June 30, 2007. From 1999 to 2001, Mr. Burnison was Principal and Chief Financial Officer of Guidance Solutions and from 1995 to 1999 he served as an executive officer and member of the board of directors of Jefferies and Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to that, Mr. Burnison was a partner at KPMG Peat Marwick. Mr. Burnison’s current service as the President and Chief Executive Officer and formerly as Chief Operating Officer brings to the Board in-depth knowledge of the Company’s business, operations, employees and strategic opportunities.	2007

Class 2014 Directors

The following table sets forth certain information regarding the Class 2014 Directors.

Name	Age	Business Experience	Director Since
Gerhard Schulmeyer	73	Mr. Schulmeyer is owner of Gerhard LLC, a management consulting company. From January 2002 to July 2006, Mr. Schulmeyer was Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer also served as President and Chief Executive Officer of Siemens Corporation, the holding company for the U.S. business of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from 1999 until 2001. From 1994 through 1998, Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn. Mr. Schulmeyer previously served on the board of directors of Alcan Inc. from July 1996 to October 2007, Zurich Financial Services from July 1998 to April 2007, and Ingram Micro, Inc. from July 1999 to June 2010. Mr. Schulmeyer’s senior executive management positions in large multi-national corporations, and his international operational experience, business acumen, academic credentials, and board and committee experience allow him to bring valuable insight and knowledge to the Board.	1999

Harry L. You	53	Mr. You has served as Executive Vice President, Office of the Chairman, of EMC Corporation, an information infrastructure solutions company, since February 2008. Mr. You was the Chief Executive Officer of BearingPoint, Inc., a management and technology consulting company, from March 2005 until November 2007. Mr. You was the Chief Financial Officer and Executive Vice President of Oracle Corporation from July 2004 through March 2005. From July 2001 through July 2004, Mr. You was the Chief Financial Officer of Accenture Ltd. Prior to that, he was a managing director with Morgan Stanley, a subsidiary of Morgan Stanley & Co., Inc., and Senior Vice President of the General Industrial Group at Lehman Brothers Inc. Mr. You’s executive management, financial accounting expertise and technology sector experience allow him to bring valuable insight and knowledge to the Board.	2004

Debra J. Perry	61	Ms. Perry currently serves on the boards of directors of two mutual funds, BofA Funds Series Trust (elected June 2011) and the Sanford C. Bernstein Fund, Inc. (elected July 2011). From 2004 to 2008, Ms. Perry served on the board of directors of MBIA Inc. and from 2004 to 2011 she was a member of the board of directors and chair of the human resources and compensation committee of CNO Financial Group, Inc. She worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director	2008

Name	Age	Business Experience	Director Since
for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry has also been a managing member of Perry Consulting LLC, an advisory firm specializing in credit risk management and governance within the financial industry since 2008. Ms. Perry’s executive management, corporate governance, finance and analytical expertise and her board and committee experiences allow her to bring valuable insight and knowledge to the Board.

CORPORATE GOVERNANCE

The Board held ten meetings during fiscal 2012. Each of the directors attended at least 75% of the Board meetings and the meetings of committees of which they were members in fiscal 2012. Directors are expected to attend each annual meeting of stockholders. All directors attended the 2011 Annual Meeting of Stockholders in person other than Baroness Denise Kingsmill and Mr. Harry You.

Director Independence

The Board has determined that as of the date hereof a majority of the Board is “independent” under the independence standards of the New York Stock Exchange (“NYSE”). The Board has determined that the following directors and director-nominees are “independent” under the independence standards of the NYSE: Kenneth Whipple, Edward Miller, Debra J. Perry, Gerhard Schulmeyer, Harry L. You, Denise Kingsmill, George T. Shaheen and William R. Floyd. For a director to be “independent”, the Board must affirmatively determine that such director does not have any material relationship with the Company. To assist the Board in its determination, the Board reviews director independence in light of the categorical standards set forth in the NYSE’s Listed Company Manual. Under these standards, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

the director has received, or has an immediate family member who received, during any 12 month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. Mr. Kenneth Whipple, as Chair of the Board, currently presides at all executive sessions of the independent directors. Subject to his reelection, Mr. George Shaheen will assume this role following the Annual Meeting.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chair and CEO in the manner it considers to be in the best interests of the Company and that the role of Chair and CEO may be filled by a single individual or two different persons. This provides the Board with flexibility to decide what leadership structure is in the best interest of the Company at any point in time. Currently, the Board is led by an independent, non-executive Chair, Mr. Kenneth Whipple. Mr. Whipple will serve as Chair until the Annual

Meeting. The Board has appointed Mr. George Shaheen to succeed Mr. Whipple as the Company’s independent, non-executive Chair, effective immediately following the Annual Meeting and through the 2015 Annual Meeting of Stockholders, subject to Mr. Shaheen’s reelection as a director at the Annual Meeting. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company’s strategy and managing the Company’s business. In the future, the Board may determine that it is in the bests interests of the Company to combine the role of Chair and CEO.

Board’s Oversight of Enterprise Risk and Risk Management

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company has established an enterprise risk framework for identifying, aggregating and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by its internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. The Company’s other Board committees also consider and address risk during the course of their performance of their committee responsibilities. Specifically, the Compensation and Personnel Committee oversees the Company’s assessment and management of risk related to the Company’s compensation plans, policies and overall philosophy, discussed in more detail below, and the Nominating and Corporate Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, the General Counsel periodically reports on litigation and other legal risks that may affect the Company to the Board. The full Board monitors risks through regular reports from each of the Committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above provides an effective framework for evaluating and addressing the risks facing the Company, and that our Board leadership structure supports this approach because it allows our independent directors, through the independent committees and non-executive Chair, to exercise effective oversight of the actions of management.

Assessment of Risk Related to Compensation Programs. During fiscal 2012, the Company completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. As part of this inventory, several factors were noted that reduce the likelihood of excessive risk taking. These factors include: balancing performance focus between near-term objectives and long-term stockholder value creation; issuing equity awards that vest over multi-year time horizons; and maintaining stock ownership guidelines and a clawback policy applicable to our executive officers. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels. As a result of this evaluation, the Company concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

Board Committees

Although the full Board considers all major decisions, the Company’s bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: (1) an Audit Committee, (2) a Compensation and Personnel Committee and (3) a Nominating and Corporate Governance Committee. The members of the standing committees as of the date hereof are set forth in the table below:

Name	Audit	Compensation and Personnel	Nominating and Corporate Governance
Denise Kingsmill (not standing for reelection)		X
Edward D. Miller		X	X (Chair)
Gerhard Schulmeyer		X (Chair)	X
George T. Shaheen	X		X
Debra J. Perry	X (Chair)
Harry L. You	X

Audit Committee. Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, reviews the independent registered public accounting firm’s qualifications and independence, reviews the plans and results of the audit engagement with the independent registered public accounting firm, approves professional services provided by the independent registered public accounting firm, approves financial reporting principles and policies, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and works to ensure the integrity of financial information supplied to stockholders. The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the Company’s independent registered public accounting firm, the Chief Financial Officer and the General Counsel. It also confers with these parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of non-employee directors whom the Board has determined are “independent directors” under the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The Board, in its business judgment, has determined that Messrs. You and Shaheen qualify as “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act, and that Ms. Perry is “financially literate,” under the NYSE rules. The Audit Committee met thirteen times in fiscal 2012. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the About Us webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Compensation and Personnel Committee. Among other things, the Compensation and Personnel Committee approves and oversees the Company’s compensation programs, including cash and equity-based incentive programs provided to members of the Company’s senior management group, including the Company’s Chief Executive Officer, Chief Financial Officer and two other most highly compensated executive officers, reviews the compensation of directors for service on the Board and its committees, and approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash incentives, stock option grants and employment contracts for the Chief Executive Officer and other members of the Company’s senior management group. The Compensation and Personnel Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting solely of members of the Compensation and Personnel Committee who are non-employee directors and outside directors. The Board has determined that all members of the Compensation and Personnel Committee are “independent directors” under the applicable listing standards of the NYSE. The Compensation and Personnel Committee met eight times during fiscal 2012. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the About

Us webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Nominating and Corporate Governance Committee. Among other things, the Nominating and Corporate Governance Committee recommends criteria to the Board for the selection of nominees to the Board, evaluates all proposed nominees, recommends nominees to the Board to fill vacancies on the Board, and, prior to each annual meeting of stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the annual meeting. The Nominating and Corporate Governance Committee, with the assistance of the Company’s executive search business, identified and recommended to the Board that Mr. William Floyd be nominated as Class 2015 Director in this Proxy Statement. In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also takes into account the diversity of the Board when considering director nominees. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met six times in fiscal 2012. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the About Us webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Stockholders may recommend director nominees by mailing submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Any stockholder recommendations for director are evaluated in the same manner as all other candidates considered by the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees and officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer). Among other things, the Code of Business Conduct and Ethics requires directors, employees and officers to maintain the confidentiality of all information entrusted to them (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees; to protect Company assets; and for those who have a role in the preparation and/or review of information included in the Company’s public filings, to report such information accurately and honestly. It also prohibits directors, employees and officers from using or attempting to use their position at the Company to obtain an improper personal benefit. The Code of Business Conduct and Ethics is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the About Us webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. We intend to post on the Company’s website amendments, if any, to the Code of Business Conduct and Ethics, as well as any waivers thereunder, with respect to our officers as required to be disclosed by the SEC rules.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold (the Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (other than the Company), while all other directors may not sit on more than six boards of directors of public companies (other than the Company)); specifies the criteria to be considered for director candidates; and requires non-management directors to meet periodically without management. Additionally, the guidelines require that, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee must then review and assess the circumstances surrounding such change, and recommend to the Board any appropriate action to be taken. The Corporate Governance Guidelines are available on the Company’s website at www.kornferry.com in the Corporate Governance section of the About Us webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The Company’s executive compensation program is designed to align the interests of our named executive officers with the interests of our stockholders by rewarding them:

•   for effectively building stockholder value; and

•   for the achievement of both long-term and short-term strategic and operational goals.

The Company’s four overall strategic initiatives (see below under “Decisions and Actions—Annual Cash Compensation” for more detail on these initiatives) are:

1.	Drive an integrated, solutions-based “go-to-market strategy that utilizes all three of the Company’s services lines to develop customer relationships and product offerings customized to fit specific client needs;

2.	Deliver unparalleled client excellence;

3.	Extend and elevate the Company’s brand; and

4.	Advance the Company as a premier career destination.

Our named executive officers in fiscal 2012 were Gary D. Burnison, President and Chief Executive Officer, Robert P. Rozek, Executive Vice-President and Chief Financial Officer, Ana Dutra, Executive Vice President and Chief Executive Officer of Leadership and Talent Consulting, Byrne Mulrooney, Chief Executive Officer of Korn/Ferry International Futurestep, Inc., and Michael A. DiGregorio, Former Executive Vice-President and Chief Financial Officer. Mr. Rozek commenced employment with the Company on February 21, 2012 and at the same time Mr. DiGregorio ceased to serve as our Executive Vice President and Chief Financial Officer. Mr. DiGregorio’s employment with the Company ceased on February 29, 2012.

Fiscal 2012 Performance

Despite the continued uncertainty in the global economic environment, the Company improved its financial and operating performance during fiscal 2012. The Company’s performance reflected the contributions of the named executive officers and, consistent with the Company’s policy of tying cash and equity-based incentives to the performance of the Company, the awards to the named executive officers for fiscal 2012 reflect the Company’s performance.

During fiscal 2012, the Company achieved a number of favorable results including:

•	Increased Fee Revenue. Fee revenue increased $46.2 million, to $790.5 million in fiscal 2012 compared to $744.3 million in fiscal 2011.

•	Executive recruitment reported fee revenue of $676.6 million in fiscal 2012 compared to $654.1 million in fiscal 2011; representing an increase of $22.5 million, or 3%.

•	Futurestep reported fee revenue of $113.9 million in fiscal 2012 compared to $90.2 million in fiscal 2011; representing an increase of $23.7 million, or 26%.

•	Client Demographics. In fiscal 2012, 48% of FORTUNE 500 companies were clients of the Company. In fiscal 2012, no single client represented more than 1% of fee revenue.

•

Customer Loyalty We have established strong client loyalty with 79% of the executive recruitment assignments performed during fiscal 2012 on behalf of clients for whom we had conducted assignments in the previous three fiscal years.

•

Intellectual Property Innovation. In fiscal 2012, the Company renewed our commitment to invest in technology across all lines of business to deliver our unique intellectual property through smart phones and tablets.

•	Launched ProSpective, a new assessment instrument that gives executives insight into their leadership characteristics and problem areas, and

•	Launched KFInsider, a professional social network for Korn/Ferry placements.

•

Significant Advancements of Strategic Objectives. The Company made significant accomplishments in achieving its strategic objectives; achieving at or above target in almost all of its performance indicators. See the table on page 38 of this Proxy Statement.

•	The Company achieved 2x target in both extending and elevating the Company’s brand and advancing the Company as a premier career destination.

Snapshot: How Compensation is Delivered to Our Named Executive Officers

The compensation for our named executive officers is comprised of base salary, annual cash incentive compensation, long-term equity-based incentive compensation and other compensation elements (consisting of generally available employee benefits, limited perquisites, participation in the Company’s nonqualified deferred compensation plan, and, in the case of the Chief Executive Officer and Chief Financial Officer, severance benefits).

Other key features of our executive compensation program include:

•	Stock Ownership and holding requirements; and

•	Clawback policy.

EXECUTIVE COMPENSATION PHILOSOPHY AND OVERSIGHT

Philosophy

The Company is a premier global provider of talent management solutions including executive recruitment, leadership consulting services and high impact recruitment solutions. The Company is uniquely positioned to help its clients with their human capital needs by assisting our clients to attract, engage, develop and reward their talent. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants. The Company provides its services to a broad range of clients through the expertise of more than 513 consultants located in 35 countries throughout the world. Accordingly, the Company’s executive officers must have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is highly competitive. The Company’s compensation philosophy focuses on ensuring the right candidates can be attracted, retained and properly rewarded for their contributions.

The Compensation and Personnel Committee (the “Committee”) is guided by the following principles in establishing and assessing compensation programs and policies for the named executive officers:

•

Total compensation (base salary, annual cash incentive and long-term incentive payments) must be competitive with other major executive recruiting firms, a broader group of human capital companies and similarly-sized publicly traded companies;

•

Individual annual cash incentive and equity-based awards should be closely tied to the performance of the Company as a whole, as well as to the team and individual performance of the named executive officer; and

•

The interests of senior management and the Company’s stockholders should be aligned through direct ownership of Company common stock and by providing a meaningful portion of each named executive officer’s total compensation in the form of equity-based incentives.

Oversight of Compensation Programs

The Committee has direct responsibility for determining the compensation of the named executive officers, having been delegated authority by the Board for the oversight of compensation for the Company’s senior management and the Company’s overall compensation programs, including its stock incentive plan.

The Committee retains compensation consultants to assist it in assessing the competitiveness of the named executive officers’ compensation. Frederic W. Cook & Co, Inc. has provided services to the Committee since September 2010. No other fees were paid to these compensation consultants except as such fees related to their services to the Committee.

Use of a Peer Group

The Company does not target or position named executive officer pay levels at a specific percentile level relative to a peer group. Rather, the Company reviews total compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global human capital management firm.

Because a number of the Company’s peer organizations are privately-held, precise information regarding executive officer compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data is available, meaningful differences in size, complexity and organizational structure among the Company’s competitor group make direct comparisons of compensation practices challenging and require exercise of judgment. In assessing the competitiveness of the Company’s named executive officer compensation, the Committee relies on information obtained from the proxies of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the general knowledge of the Committee and its consultant with regard to the market for senior management positions.

During fiscal 2012, the Committee used the following companies as a peer group:

CBIZ, Inc.	Navigant Consulting, Inc.
FTI Consulting, Inc.	Resources Connection, Inc.
Heidrick & Struggles International, Inc.	Robert Half International Inc.
Huron Consulting Group Inc.	The Corporate Executive Board Company
ICF International, Inc.	The Dun & Bradstreet Corporation*
Insperity, Inc.	Towers Watson & Co.
Kelly Services, Inc.	TrueBlue, Inc.
Kforce Inc.

This peer group was primarily selected based upon criteria such as business lines, operating model, customer base, revenue, market capitalization and entities with which the Company competes for stockholder investment. Revenue and market capitalization data for this peer group (and for the fiscal 2012 peer group described below) is the following:

	Market capitalization (as of 7/27/12)	Revenues*
Fiscal 2012 Peer Group Median	$714 million	$1.1 billion
Korn/Ferry	$674 million	$790.5 million

*	Peer company revenues computed for 12 months ending as of the applicable company’s most recent quarterly or annual report (as of April 30, 2012).

While the Committee does not target a particular position relative to its peer group, in determining the salary, annual cash incentive and long-term incentive levels for each named executive officer, the Committee does consider the range of salary, annual cash incentive and long-term incentive levels that the peer group provides to similarly situated executives and intends that the levels provided to each named executive officer fall within that range. The salary, annual cash incentive and long-term incentive levels for fiscal 2012 fell within this range and are generally intended to be within the 25th to 75th percentile of the range.

ELEMENTS OF COMPENSATION

Base Salary

Base salary is intended to compensate named executive officers for services rendered during the fiscal year and to provide sufficient fixed cash income for retention and recruiting purposes. Named executive officer base salary levels are reviewed on an annual basis by the Committee. In addition to competitive data from the peer group, data is also obtained from other sources with respect to non-public competitor organizations. The Committee also incorporates its perspective and the market knowledge of its compensation consultant related to senior management positions in assessing base salary levels. Further, the Committee takes into consideration individual performance of each named executive officer and, with respect to the named executive officers other than the Chief Executive Officer, input from the Chief Executive Officer.

Annual Cash Incentives

Annual cash incentives are intended to motivate and reward named executive officers for achieving performance and strategic goals over a one-year period. The Committee determines annual cash incentive amounts based upon a number of factors including performance goals, strategic objectives, competitive data, individual performance, and the terms of employment contracts, as described in more detail below. While the Committee does take into consideration performance against performance goals and strategic objectives for the year, it retains discretion in determining actual bonus payouts. Annual cash incentives are typically paid in cash, but the Committee has discretion to pay a portion of the annual cash incentive in equity or other long-term incentives.

The performance goals with respect to our annual cash incentive program typically include metrics such as revenue, operating income, EPS or EPS growth. The Company also typically selects various strategic objectives such as recruiting and retention, productivity of consultants, diversification of revenues, brand awareness and customer satisfaction. At the beginning of fiscal 2012, the Committee determined that for Mr. Burnison 50% of his annual incentive award would be based upon the following Company financial metrics for fiscal 2012: fee revenue, operating margin and EPS. For Mr. Burnison, the remaining 50% of his award would be based upon performance against the following strategic objectives:

•	Driving an integrated, solutions-based go-to-market strategy,

•	Extension and elevation of the Company’s brand,

•	Delivery of unparalleled client excellence, and

•	The advancement of the Company as a premier career destination.

In addition to the foregoing strategic objectives, the Committee also considered the Company’s efforts in connection with preparation for growth and managing risk in determining the portion of Mr. Burinson’s bonus payout that would be paid based upon performance.

Weighting	Objective
Company-Level Operating Results
50%	Fee Revenue
Operating Margin
Earnings Per Share
Strategic Key Performance Indicators (“KPIs”)
50%	Integrated, solutions-based go-to-market strategy • Non-Executive Search Solutions Revenue • Strategic Account Revenue (Premier Client Partnerships & Investment Accounts) • % of Shared Engagements
Extend and Elevate the Brand • Average Fee (Search only)
Excellence in Client Services • Client Satisfaction Index
Premier Career Destination • Succession & Development Plans for Critical Management Positions

The Committee determined that 40% of the annual incentive award for Ms. Dutra and Mr. Mulrooney would be based upon the following Company financial metrics for fiscal 2012: fee revenue, operating margin and EPS. In addition, the Committee determined that for Ms. Dutra and Mr. Mulrooney, 30% of the annual incentive award would be based upon revenue and operating earnings for their respective service offerings and the remaining 30% would be based upon the strategic objectives identified above.

Weighting	Objective
Company-Level Operating Results
40%	Fee Revenue
Operating Margin
Earnings Per Share
Business Unit Operating Results
30%	Revenue
Operating Earnings
Strategic KPIs
30%	Integrated, solutions-based go-to-market strategy • Non-Executive Search Solutions Revenue • Strategic Account Revenue (Premier Client Partnerships & Investment Accounts) • % of Shared Engagements
Extend and Elevate the Brand • Average Fee (Search only)
Excellence in Client Services • Client Satisfaction Index
Premier Career Destination • Succession & Development Plans for Critical Management Positions

Notwithstanding the structure outlined above, the Committee retained its ability to evaluate achievement against these factors as it deemed most appropriate. After the end of the fiscal year the Committee then evaluated the achievement of the performance and strategic goals relative to the target and maximum annual cash incentive amounts established for the named executive officers in their employment contracts.

For Mr. Burnison and Mr. Rozek, the target bonus is each equal to 100% of his base salary and the maximum bonus is equal to 200% of his base salary. Mr. DiGregorio had a target bonus equal to 75% of his base salary and the maximum bonus was equal to 150% of his base salary. Ms. Dutra has a target of $650,000 for her target bonus and long-term incentives, in the aggregate. Mr. Mulrooney has a target of $400,000 for his target bonus and long-term incentives, in the aggregate.

Pursuant to his employment agreement and based upon arms’-length negotiation of such agreement at the time of his initial hire, for the first year of his employment, Mr. Rozek is entitled to receive a guaranteed cash incentive award of no less than $275,000.

Long-Term Incentives

Long-term incentives are intended to align the named executive officers’ interests with those of stockholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and help retain top talent. To accomplish these objectives the Committee has discretion to make grants of options, time-based restricted stock or performance-based awards, as well as contributions to the Company’s non-qualified deferred compensation plan (described below) that vest over time.

The Committee determines long-term incentive award amounts based upon a number of factors including competitive data, total overall compensation provided to each named executive officer, Company performance during the fiscal year preceding the year of grant, historic grants, and any applicable agreements with the named executive officers. The various factors are not given specific weights; the Committee retains discretion to consider items as it deems appropriate.

Historically and in fiscal 2012, consistent with his employment contract, our Chief Executive Officer received annual equity grants with a target grant value (i.e., shares awarded for target performance) equal to 2 times base salary, paid 50% in restricted stock units subject to market-based vesting criteria (referred to as “performance shares”) and 50% in time-based restricted stock. The Committee has determined that this amount falls within the range of long-term incentives provided by the peer group companies. As described below, the Committee determined for fiscal 2012 that this was an appropriate level of equity grant to properly align the interests of our Chief Executive Officer with the Company’s long-term goals, taking into account his individual performance and market compensation levels. Pursuant to his employment contract, Mr. DiGregorio was eligible to receive annually at the close of each fiscal year an award of performance-based restricted stock units, with a target grant value of 37.5% of his annual base salary and a grant of time-based restricted stock and/or stock options, with a target grant value of 37.5% of his annual base salary. As disclosed above, pursuant to their letter agreements, Ms. Dutra has an aggregate target of $650,000 for her target bonus and long-term incentives, and Mr. Mulrooney has an aggregate target of $400,000 for his target bonus and long-term incentives.

Pursuant to his employment agreement and based upon arms’-length negotiation of such agreement at the time of his initial hire, upon commencement of his employment, Mr. Rozek received a one-time restricted stock unit award covering a number of shares having a value on the grant date of the award equal to $1,050,000. The value of the initial restricted stock unit award was based in part on compensation forfeited by Mr. Rozek upon termination of his employment with his prior employer. In addition, commencing with the completion of fiscal year 2012, Mr. Rozek became eligible to receive (i) a grant of time-vested restricted stock or restricted stock units, covering a number of shares having a value on the grant date of the award equal to 50% of his annual base salary; and (ii) an award of restricted stock units subject to performance-based vesting criteria, covering a number of shares with a value on the grant date of the award at target performance equal to 50% of his annual base salary. Beginning with the Company’s 2013 fiscal year, the Committee will have the discretion to change the form and/or mix of long-term compensation awards Mr. Rozek is eligible to receive; provided, however, that Mr. Rozek’s aggregate annual target long-term incentive opportunity is equal to 100% of his annual base salary or such incentive plans and/or programs provide Mr. Rozek with an equivalent long-term incentive opportunity. All other terms of the award shall be determined by the Board and/or the Compensation Committee and shall be consistent with the terms and conditions of the performance shares, if any, granted to the Company’s other executive officers generally for the same performance period.

Other Compensation Elements

Generally Available Benefits and Perquisites

The Company provides named executive officers the same benefits that are provided to all employees, including medical, dental and vision benefits, group term life insurance and participation in the Company’s 401(k) plan. In addition, the named executive officers receive the benefits provided to all employees at the level of vice president and above including an automobile allowance, participation in the Company’s nonqualified deferred compensation plan (described below) and reimbursement for medical expenses not reimbursed under the group medical plan, typically up to $2,500 per annum.

The terms of Mr. Rozek’s employment agreement required the Company to pay up to $628,000 in order to discharge certain obligations owed to Mr. Rozek’s previous employer, Cushman & Wakefield (“C&W”). Following the commencement of his employment, and in connection with Mr. Rozek’s termination of employment with C&W in order to become employed by the Company, the Company paid the entire $628,000, including a $362,542 payment to Mr. Rozek to reimburse him for amounts he paid to C&W, and a $265,458 payment directly to C&W as an additional amount indicated as due by C&W. If Mr. Rozek voluntarily resigns employment (without good reason) or is terminated for cause in the first three years of his employment with the Company, he will be required to repay to the Company all or a portion of the aggregate $628,000. The amount required to be repaid would equal 100% of this total if resignation or termination occurs in the first year of employment, 66% if it occurs in the second year of employment, and 33% if it occurs in the third year of employment. Pursuant to his employment agreement, Mr. Rozek is also entitled to reimbursement for reasonable relocation expense, including reimbursement of up to $100,000 relating to his home lease in New York and the Company paid for temporary housing in Los Angeles until June 30, 2012.

Nonqualified Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan, known as the Korn/Ferry International Executive Capital Accumulation Plan (“ECAP”). Pursuant to the ECAP, the named executive officers, along with all other U.S.-based vice presidents, may defer up to 90% of their salary and/or up to 100% of their annual incentive award into the ECAP. Participants in the ECAP make elections on how they would like their deemed account “invested” from a set line up of 17 pre-determined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company matching and performance contributions to the ECAP are approved by the Committee. During fiscal 2012, no Company contributions were made to the ECAP on behalf of the named executive officers.

Employment Agreements

Each of the Company’s named executive officers is covered by an employment or letter agreement that provides for a minimum annual level of salary, target incentives, eligibility for long-term incentives and benefit eligibility. The agreements with Messrs. Burnison and Rozek also provide for a severance benefit in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements. It is the Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

The change in control benefits for Mr. Burnison include a gross-up payment in connection with Section 280G of the Internal Revenue Code (referred to as the “Section 280G gross-up”). The Section 280G tax on “excess parachute payments” is assessed, in part, based on Form W-2 income over the five year period preceding a termination in connection with a change in control. Thus, the amount of tax imposed varies depending on factors such as whether the executive officer elected to defer compensation or to exercise stock options. The Section 280G gross-up payment is intended to make certain that the payments and benefits actually received by Mr. Burnison, net of tax, are consistent with our compensation decisions and do not vary arbitrarily due to the operation of the tax rules. For these reasons, we believe that the provision of the Section 280G gross-up payment for Mr. Burnison is appropriate. The Company will no longer provide for Section 280G gross-up payments in future employment and/or severance arrangements.

In connection with his termination of employment, the Company entered into a Separation and General Release Agreement with Mr. DiGregorio that provided for severance compensation consistent with that required under his employment agreement.

Please refer to the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” for further discussion of these agreements.

DECISIONS AND ACTIONS

Base Salary

There were no changes to the base salaries of the Company’s named executive officers during fiscal 2012 as the Committee determined based on competitive data and general market knowledge that the base salary levels of the named executive officers were appropriate.

Annual Cash Incentives

The performance goals chosen at the beginning of fiscal 2012 for the year were fee revenues of $810 million, operating margin of 13.1% and EPS of $1.40. The Committee considers these goals key indicators of Company performance since they capture both overall Company growth and the ability of the Company to translate the growth into net income. Actual results for the year were fee revenue of $790.5 million, operating margin of 10.5% and EPS of $1.15. Results excluding separation and restructuring charges were fee revenue of $790.5 million, operating margin of 10.8% and EPS of $1.19.

The strategic objectives for fiscal 2012 consisted of improving the Company’s position with regard to driving an integrated, solutions-based go-to-market strategy, delivery of excellence in client services, extension and elevation of the Company’s brand, and the advancement of the Company as a premier career destination. Strong performance against these objectives is considered difficult to achieve given the continuing uncertain economic environment. Despite this, the Committee concluded that the Company had performed very well against these strategic objectives in fiscal 2012, including performing at or well above target in five of the six KPIs.

Strategic KPIs
Integrated, solutions-based go-to-market strategy	Non-Executive Search Solutions Revenue	Achievement of 2x Target
	Strategic Account Revenue (Premier Client Partnerships & Investment Accounts)	Achievement of Target
	% of Shared Engagements	Slightly below Target
Extend and Elevate the Brand	Average Fee (Search Segment only)	Achievement of 2x Target
Unparalleled Client Excellence	Client Satisfaction Index	Achievement of Target
Premier Career Destination	Succession & Development Plans for Critical Management Positions	Achievement of 2x Target

Consistent with past practice, in determining annual cash incentive amounts for fiscal 2012, the Committee considered a number of factors in addition to the goals described above, including competitive data, individual performance, and the terms of employment contracts. In assessing performance against the Company’s performance goals, the Committee noted the Company’s performance during fiscal 2012, including the achievements discussed in the section above entitled “Fiscal 2012 Performance” as well as the difficulty of operating in the continued uncertain economic environment.

For Mr. Burnison, the Committee took into account (among other accomplishments):

•	the Company’s enhanced performance and the difficulty of the Company’s objectives in the economic environment that existed during fiscal 2012;

•	the increase in non-executive recruitment revenue;

•	the increase in number of premier partnership accounts; and

•	the increase in the average fee amount of executive search engagements.

For Mr. Rozek, the Committee noted (in addition to his bonus guarantee described above):

•	his quick on boarding into the Company; and

•	his contributions to the financial department and Company as a whole.

For Ms. Dutra, the Committee took into account:

•	the performance of Leadership and Talent Consulting (“LTC”) relative to strategic objectives established for LTC for the fiscal year (see below for additional detail);

•	the financial performance of LTC; and

•	Ms. Dutra’s individual performance.

For Mr. Mulrooney, the Committee took into account:

•	the performance of Futurestep, including its profitability and revenue (see below for additional detail);

•	the Company’s strategic objectives as they applied to Futurestep; and

•	Mr. Mulrooney’s individual performance.

The Committee determined that Futurestep had performed well against these objectives and that Mr. Mulrooney’s individual performance as the CEO of Futurestep had been a key contributor to the success of Futurestep. In making this determination, the Committee considered that under Mr. Mulrooney’s leadership Futurestep’s total revenue increased and he was able to attract and retain key talent. In addition, the Committee took note of Mr. Mulrooney’s involvement in advancing the Company’s social media and new technology initiatives.

For Messrs. Burnison, Mulrooney, and Ms. Dutra, the Committee awarded annual cash incentive amounts as follows: Mr. Burnison-$530,000 (which amount represents 76% of his target bonus for the year), Ms. Dutra-$500,000, and Mr. Mulrooney-$450,000. Pursuant to his employment agreement, the Company guaranteed Mr. Rozek an annual cash incentive amount of $275,000 in connection with his first year of employment with the Company, which amount represents 58% of his target bonus over that time period. As of April 30, 2012, $114,583 of this amount was paid to Mr. Rozek.

Long-Term Incentive Awards

As described below, in fiscal 2012, the named executive officers received a mix of time-based restricted stock and performance shares. Like performance shares, time-based restricted stock aligns the interests of the named executive officers’ with stockholders because the future value of the award is dependent upon the Company’s performance, but also adds an element of retention as the award is expected to have value even in a difficult economic environment.

Below we discuss equity grants made during fiscal 2012, the payout of the performance shares granted in 2009 for which the three-year performance period ended in fiscal 2012, and the equity grants made during fiscal 2013.

Fiscal Year 2012 Awards

Performance Shares

•

Mr. Burnison was awarded performance shares with a target amount of 30,820 shares, a maximum amount of 61,640 shares, and a minimum amount of zero. These performance shares have a three-year performance period after which the number of shares that vest may range from 0-61,640 depending upon the Company’s total stockholder return (the “TSR”) over the three-year performance period relative to the fiscal 2012 peer group of companies listed above. Such shares are subject to full forfeiture and will only vest if the Company meets certain performance targets at the end of three years from the grant date. If the Company’s TSR is less than zero, then the payouts will be modified to reduce the percentage of the target.

•

Performance shares were also granted to the other named executive officers in the following target amounts: Mr. DiGregorio, 7,840 shares (maximum of 15,680 shares and minimum of zero), Ms. Dutra, 5,870 shares (maximum of 11,740 shares and minimum of zero), and Mr. Mulrooney, 4,400 shares (maximum of 8,800 shares and minimum of zero).

The table below outlines the vesting of the performance shares granted in fiscal 2012 resulting from the Company’s TSR over the three-year performance period relative to the TSR of the fiscal 2012 peer group.

Relative Ranking	Payout as % of Target
1	200%
2	185%
3	170%
4	155%
5	140%
6	125%
7	110%
8 (Target)	100%
9	85%
10	70%
11	55%
12	40%
13	25%
14 (Threshold)	10%
15	0%

*	Relative Ranking refers to the Company’s TSR over the three-year performance period relative to the TSR of the peer group companies over the same three-year performance period. If any member of the peer group ceases to be a public company due to merger, dissolution, or any other reason, the relative ranking and target table above is appropriately revised.

Time-Based Restricted Stock

•	Mr. Burnison was awarded 30,820 shares of time-based restricted stock. The award vests in four equal annual installments beginning on July 11, 2012.

•

Pursuant to his employment agreement, Mr. Rozek was awarded 63,598 shares of time-based restricted stock. The award vests in four equal annual installments beginning on February 21, 2013, which award was granted, in part, to make Mr. Rozek whole for compensation forfeited upon termination of employment with his prior employer.

•

Time-based restricted stock grants were awarded to the other named executive officers as follows: Mr. DiGregorio 7,840 shares, Ms. Dutra 11,740 shares, and Mr. Mulrooney 8,810 shares. The restricted stock awarded vests in four equal annual installments beginning on July 11, 2012.

Performance Shares for the Three-Year Performance Cycle Ending April 30, 2012

April 30, 2012 marked the end of the three-year performance cycle for the performance shares granted to Mr. Burnison for fiscal 2009. The Company’s relative total stockholder return over the three-year performance period ranked 3rd out of 9, resulting in 110,768 shares (equal to 160% of the target) vesting on July 8, 2012.

Fiscal Year 2013 Awards

After the close of fiscal 2012 and as will be described in more detail in the proxy for fiscal 2013, the Company granted time-based restricted stock and performance shares to the named executive officers, in part to reward performance in fiscal 2012. The shares were similar in design to the awards granted in fiscal 2012 and were granted in the following amounts:

	Time-Based Restricted Stock	Performance Shares (at target)
Mr. Burnison	49,470	49,470*
Mr. Rozek	16,780	16,780*
Ms. Dutra	18,850	9,420*
Mr. Mulrooney	18,850	9,420*

*	Maximum performance results in double the target payout and minimum performance results in zero payout.

OTHER POLICIES

Stock Ownership Guidelines

The Company’s amended and restated stock ownership guidelines provide that all named executive officers are required to own three times their annual salary in Company common stock. Stock ownership includes direct stock ownership but does not include unvested stock awards. Pursuant to the stock ownership guidelines, the stock ownership level will be calculated annually on the day of the Company’s annual meeting of stockholders based on the prior thirty-day average closing stock price as reported by the NYSE. Each named executive officer has five years from the later of the effective date of the guidelines (June 14, 2011) or the date appointed to such position to meet the ownership requirements. All of our named executive officers are either in compliance with the stock ownership guidelines or are on track to be in compliance within the applicable time period.

Clawback Policy

On July 12, 2011, the Board adopted a clawback policy applicable to all incentive payments and performance-based equity awards granted to executive officers or the principal accounting officer after July 12, 2011. Pursuant to the policy, in the event that the Board determines there has been an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all applicable incentive payments and if such payments would have been lower had they been calculated based on such restated results, the Board may, to the extent permitted by governing law, seek to recoup for the benefit of the Company such payments to and/or equity awards held by executive officers or the principal accounting officer who are found personally responsible for the material restatement, as determined by the Board.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for named executive officers depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Committee usually seeks to satisfy the requirements necessary to allow the compensation of its named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, but may also approve compensation that is not deductible under Section 162(m). For example, for fiscal 2012, no annual bonuses would have been paid to any of the named executive officers (other than Mr. Rozek) if the Company had not achieved at least $607,500,000 in revenue, $187,800,000 in pre-bonus earnings or $1.05 of earnings per share.

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in September 2011 under recently adopted rules. At the Company’s 2011 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of the Company’s named executive officers, with over 96% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2011 annual advisory “say-on-pay” vote. The Committee also considers numerous other factors in evaluating the Company’s executive compensation program as discussed in this Compensation Discussion and Analysis. While each of these factors informed the Committee’s decisions regarding the named executive officers’ compensation, the Compensation Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote.

As to the frequency of advisory votes on executive compensation, the Board has determined in consideration of the stockholder vote on the frequency proposal at the 2011 Annual Meeting of Stockholders that the Company will seek advisory approval of the Company’s executive compensation every year. As such, the Company’s executive compensation will be considered at the Annual Meeting.

COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2012 with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Compensation and Personnel Committee

Gerhard Schulmeyer, Chair Denise Kingsmill Edward D. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, at all times, all members of the Compensation and Personnel Committee were “independent”, none were employees or former employees of the Company and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation and Personnel Committee or Board.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Fiscal Year 2012, 2011 and 2010 Summary Compensation Table

The following table sets forth information with respect to the total compensation paid or earned by each of the named executive officers in fiscal 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary D. Burnison,	2012	700,000		—		1,562,882	—	530,000	50,891	(3)	10,171	(4)	2,853,944
President and Chief	2011	700,000		—		1,987,649	—	1,000,000	33,136	(3)	14,133		3,734,918
Executive Officer	2010	589,424		—		1,804,720	—	650,000	36,433	(3)	8,713		3,089,290

Robert P. Rozek,	2012	91,955	(5)	114,583	(6)	1,050,003	—	—	—		651,585	(7)	1,908,126
Executive Vice-President and Chief Financial Officer

Michael A. DiGregorio,	2012	395,833	(8)	—		397,566	—	296,875	—		92,528	(9)	1,182,802
Former Executive Vice-President and Chief Financial Officer	2011	475,000		—		379,008	—	509,752	—		11,202		1,374,962
	2010	417,148	(10)	—		—	286,650	622,500	—		8,220		1,334,518

Ana Dutra,	2012	450,000		—		430,975	—	500,000	—		12,429	(11)	1,393,404
Chief Executive Vice President and Chief Executive Officer of Leadership and Talent Consulting	2011	450,000		—		417,696	—	600,000	—		15,789		1,483,485
	2010	432,693		—		199,973	139,180	450,000	—		8,633		1,230,479

Byrne Mulrooney,	2012	300,000		—		323,275	—	450,000	—		110,329	(12)	1,183,604
Chief Executive Officer of Korn/Ferry International Futurestep, Inc.	2011	300,000		—		—	—	500,000	—		110,029		910,029
	2010	22,884		—		400,012	—	—	—		10,989		433,885

(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. Certain assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2012. The value on the date of grant of the maximum number of shares that could be earned as performance shares granted to each named executive officer is as follows: Mr. Burnison, $1,725,920, Ms. Dutra, $328,720, and Mr. Mulrooney, $246,400. For performance shares, the grant date fair value is measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year Treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. For Mr. Burnison, the assumed per-share value for the July 11, 2011 annual grant was $28.00, for the June 17, 2010 annual grants was $17.84, and for the July 8, 2009 annual grants was $10.54. For Mr. DiGregorio and Ms. Dutra, the assumed per-share value for the July 11, 2011 annual grant was $28.00 and for the July 12, 2010 annual grants was $15.71. For Mr. Mulrooney, the assumed per-share value for the July 11, 2011 annual grant was $28.00.
(2)	Reflects cash incentive compensation earned in the applicable fiscal year and paid in the following year.
(3)	The values in the table represent, for each applicable fiscal year, the aggregate change in the actuarial present value of Mr. Burnison’s accumulated benefit under the Executive Wealth Accumulation Plan (the “EWAP”) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial reporting purposes with respect to the Company’s audited financial statements for the covered fiscal year. As discussed under “Fiscal 2012 Pension Benefits,” participants in the EWAP elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight year period, or in some cases, make an after tax contribution, in return for defined benefit payments from the Company over a fifteen year period generally at retirement age of 65 or later. Mr. Burnison is the only named executive officer that participates in the EWAP. To date, Mr. Burnison has contributed $55,200 to the EWAP. In June 2003, the Company amended the EWAP plan, so as not to allow new participants or the purchase of additional deferral units by existing participants.
(4)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $960, executive short-term life insurance premium and/or imputed income of $2,975, and executive medical expense reimbursements of $836.
(5)	Mr. Rozek’s base salary for fiscal year 2012 was $475,000. Mr. Rozek joined the Company on February 21, 2012.

(6)	Reflects the guaranteed annual bonus paid pursuant to Mr. Rozek’s employment agreement.
(7)	Represents total cash payments of $628,000 paid by the Company in connection with the hiring of Mr. Rozek. Of this amount, $362,542 was paid directly to Mr. Rozek and $265,458 was paid directly to his previous employer, Cushman & Wakefield. See “Other Compensation Elements and Other Policies.” This figure also represents an auto allowance of $1,058, executive short-term life insurance premium and/or imputed income of $236, executive medical expense reimbursements of $178, and reimbursement of relocation costs and temporary housing of $22,113.
(8)	Mr. DiGregorio’s base salary for fiscal year 2012 was $475,000. Mr. DiGregorio’s employment with the Company ceased on February 29, 2012.
(9)	Represents an auto allowance of $4,500, executive long-term disability insurance premium and/or imputed income of $800, executive short-term life insurance premium and/or imputed income of $4,105, executive medical expense reimbursements of $3,956, and severance of $79,167.
(10)	Mr. DiGregorio’s base salary for fiscal year 2010 was $475,000. Mr. DiGregorio joined the Company on May 14, 2009.
(11)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $960, executive short-term life insurance premium and/or imputed income of $2,012, and executive medical expense reimbursements of $4,057.
(12)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $960, executive short-term life insurance premium and/or imputed income of $2,018, a cash stipend of $100,000, and executive medical expense reimbursements of $1,951.

Fiscal 2012 Grants of Plan-Based Awards

The following table sets forth information with respect to non-equity incentive plan compensation and equity awards granted in fiscal 2012 to the named executive officers, in the case of equity awards, under the 2008 Plan.

		Estimate Future Payments Under Non-Equity Incentive Plan Awards				Estimate Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Gary D. Burnison	7/11/2011	—	—		—	—	—	—	30,820	—	—	699,922
	7/11/2011	—	—		—	7,705	30,820	61,640	—	—	—	862,960
	—	—	$700,000	(2)	$2,100,000	—	—	—	—	—	—	—

Robert P. Rozek	2/21/2012	—	$91,955	(3)	183,910	—	—	—	63,598	—	—	1,050,003

Michael A. DiGregorio	7/11/2011	—	—		—	—	—	—	7,840	—	—	178,046
	7/11/2011	—	—		—	1,960	7,840	15,680	—	—	—	219,520
	—	—	$356,250	(4)	1,425,000	—	—	—	—	—	—	—

Ana Dutra	7/11/2011	—	—		—	—	—	—	11,740	—	—	266,615
	7/11/2011	—	—		—	1,468	5,870	11,740	—	—	—	164,360
	—	—	—	(5)	1,350,000	—	—	—	—	—	—	—

Byrne Mulrooney	7/11/2011	—	—		—	—	—	—	8,810	—	—	200,075
	7/11/2011	—	—		—	1,100	4,400	8,800	—	—	—	123,200
	—	—	—	(6)	1,200,000	—	—	—	—	—	—	—

(1)	Maximum potential payout under section 162(m) compliant plan; Committee retains complete negative discretion to award lesser amount.
(2)	Mr. Burnison has an annual target incentive award equal to 100% of his base salary.
(3)	Mr. Rozek has an annual target incentive award equal to 100% of his base salary.
(4)	Prior to separation with the Company on February 29, 2012, Mr. DiGregorio had an annual target incentive award equal to 75% of his base salary.
(5)	Ms. Dutra has an annual target incentive award (cash incentive and long-term equity) of $650,000.
(6)	Mr. Mulrooney has an annual target incentive award (cash incentive and long-term equity) of $400,000.

Employment Agreements

Certain elements of compensation set forth in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” reflect the terms of employment or letter agreements entered into between the Company and each of the named executive officers that were in effect as of April 30, 2012 (except in the case of Mr. DiGregorio, whose employment agreement with the Company terminated as of February 29, 2012, his last day of employment with the Company).

Gary D. Burnison. We entered into an employment agreement with Mr. Burnison dated April 24, 2007 (the “Burnison Employment Agreement”) pursuant to which Mr. Burnison serves as Chief Executive Officer. Pursuant to the Burnison Employment Agreement, we agreed to provide Mr. Burnison with the following annual compensation: (1) an annual base salary of $575,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 100% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 200% of annual base salary; and (3) subject to approval of the Board, participation in the Company’s equity incentive program, pursuant to which Mr. Burnison was initially eligible to receive (a) a grant of restricted stock with a target grant value of $900,000; (b) an annual award of performance shares with a target grant value of 100% of annual base salary; and (c) an annual grant of restricted stock with a target grant value of 100% of annual base salary.

The Committee increased Mr. Burnison’s base salary from $675,000 to $700,000 effective May 1, 2010 following a temporary salary reduction that was in place from July 1, 2009 through April 30, 2010 at the request of Mr. Burnison as a result of the economic environment at the start of fiscal 2010.

Michael A. DiGregorio. We entered into an employment agreement (the “DiGregorio Employment Agreement”) with Michael DiGregorio as Executive Vice President and Chief Financial Officer of the Company on May 14, 2009. Pursuant to the terms of the DiGregorio Employment Agreement, Mr. DiGregorio received an annual base salary of $475,000 and was eligible for an annual target cash incentive award equal to 75% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 150% of his annual base salary. Mr. DiGregorio was also entitled to receive annual equity awards in the form of performance shares and restricted stock and/or options. On February 21, 2012, however, Mr. DiGregorio and the Company entered into a Separation and General Release Agreement (the “Separation Agreement”), pursuant to which Mr. DiGregorio stepped down as Executive Vice President and Chief Financial Officer of the Company. The Separation Agreement provided Mr. DiGregorio with benefits and payments consistent with those required under the DiGregorio Employment Agreement, as described in further detail below in the section entitled “Potential Payments Upon Termination or Change of Control.”

Robert P. Rozek. We entered into an employment agreement (the “Rozek Employment Agreement”) with Robert Rozek as Executive Vice President and Chief Financial Officer of the Company on February 6, 2012, for an initial term ending on April 30, 2015 and thereafter subject to automatic renewal for successive terms of one year unless sooner terminated. Pursuant to the terms of the Rozek Employment Agreement, Mr. Rozek receives an annual base salary of $475,000 and is eligible for an annual target cash incentive award equal to 100% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 200% of his annual base salary. Upon commencement of his employment, Mr. Rozek was entitled to receive a cash-incentive award of no less than $275,000, payable in 12 equal semi-monthly installments, subject to Mr. Rozek’s employment. On February 21, 2012, per the terms of the Rozek Employment Agreement, Mr. Rozek received an initial one-time restricted stock unit award (the “Initial RSU Award”) covering a number of shares having a value on the grant date of the award equal to $1,050,003, which will vest in four (4) annual installments from the effective date of grant, in each case subject to Mr. Rozek’s continued employment. Commencing with the completion of fiscal year 2012, Mr. Rozek became eligible to receive (a) a grant of restricted stock or restricted stock units (the “2012 Time-Based Awards”), covering a number of shares having a value on the grant date of the award equal to 50% of his annual base salary, which will vest in four (4) annual installments from the effective date of grant subject to Mr. Rozek’s continued employment; and (b) an award of restricted stock units subject to performance-based vesting criteria (the “2012 Performance-Based Awards”), covering a number of shares with a value on the grant date of the award at target performance equal to 50% of his annual base salary, which will be earned at the end of, and based on the Company’s performance during, a performance period of three (3) years subject to Mr. Rozek’s continued employment. Pursuant to the terms of the Rozek Employment Agreement, the Company paid additional amounts described under “Other Compensation Elements and Other Polices.”

Ana Dutra. We entered into a letter agreement with Ana Dutra on January 16, 2008 (the “Dutra Letter Agreement”). The Dutra Letter Agreement provides for (1) an annual base salary of $450,000; (2) an annual target incentive award (cash and long-term equity) with a value of $650,000; (3) for fiscal 2008, a $70,000 cash stipend secured by a promissory note to be forgiven on the third anniversary of Ms. Dutra’s hire date; (4) for fiscal 2009, a minimum guaranteed cash bonus award of $350,000; (5) a recommendation to the Committee to award Ms. Dutra $750,000 of restricted stock, which was granted on March 3, 2008; and (6) an additional equity award of $750,000 of restricted stock to replace equity from her prior employer, which was granted on March 3, 2008.

Byrne Mulrooney. We entered into a letter agreement with Byrne Mulrooney on March 29, 2010 that was effective April 5, 2010 (the “Mulrooney Letter Agreement”). The Mulrooney Letter Agreement provides for (1) an annual base salary of $300,000; (2) a monthly cash stipend equal to $8,333; (3) an annual target incentive award (cash and long-term equity) with a value of $400,000; and (4) a recommendation by management to the Committee to award Mr. Mulrooney $400,000 of restricted stock, which was granted on April 5, 2010.

Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to options to purchase shares of the Company’s common stock and restricted stock and restricted stock unit grants to the named executive officers outstanding as of April 30, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value Unearned Shares or Other Rights that Have Not Vested ($)
Gary D. Burnison	3,827	—		—	19.37	06/30/2014	—		—	—		—
	17,933	—		—	17.97	07/07/2015	—		—	—		—
	—	—		—	—	—	9,588	(1)	154,846	—		—
	—	—		—	—	—	34,615	(2)	559,032	—		—
	—	—		—	—	—	32,063	(3)	517,817	—		—
	—	—		—	—	—	30,820	(4)	497,743	—		—
	—	—		—	—	—	—		—	110,768	(5)	1,788,903
	—	—		—	—	—	—		—	85,500	(6)	1,380,825
	—	—		—	—	—	—		—	61,640	(7)	995,486

Robert P. Rozek	—	—		—	—	—	63,598	(8)	1,027,108	—		—

Ana Dutra	15,780	15,780	(9)	—	9.75	07/08/2016	—		—	—		—
	—	—		—	—	—	10,255	(2)	165,618	—		—
	—	—		—	—	—	14,400	(10)	232,560	—		—
	—	—		—	—	—	11,740	(4)	189,601	—		—
	—	—		—	—	—	—		—	19,200	(11)	310,080
	—	—		—	—	—	—		—	11,740	(12)	189,601

Byrne Mulrooney	—	—		—	—	—	8,810	(4)	142,282	—		—
	—	—		—	—	—	—		—	8,800	(13)	142,120
	—	—		—	—	—	11,130	(14)	179,750	—		—

Michael A. DiGregorio(15)	—	—		—	—	—	—		—	—		—

(1)	The time-based restricted stock grant was made on July 10, 2008 and vests in four equal annual installments beginning on July 10, 2009.
(2)	The time-based restricted stock grant was made on July 8, 2009 and vests in four equal annual installments beginning on July 8, 2010.
(3)	The time-based restricted stock grant was made on June 17, 2010 and vests in four equal annual installments beginning on June 17, 2011.
(4)	The time-based restricted stock grant was made on July 11, 2011 and vests in four equal annual installments beginning on July 11, 2012.
(5)	This performance-based restricted stock unit grant was made on July 8, 2009. The award has a three-year vesting period after which between 0 and 138,460 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 8, 2012, 110,768 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(6)	This performance-based restricted stock unit grant was made on June 17, 2010. The award has a three-year vesting period after which between 0 and 85,500 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies.
(7)	This performance-based restricted stock unit grant was made on July 11, 2011. The award has a three-year vesting period after which between 0 and 61,640 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies.

(8)	The time-based restricted stock unit grant was made on February 21, 2012 and vests in four equal annual installments beginning on February 21, 2013.
(9)	The stock option grant was made on June 8, 2009 and vests in four equal annual installments beginning on June 8, 2010.
(10)	The time-based restricted stock grant was made on July 12, 2010 and vests in four equal annual installments beginning on July 12, 2011.
(11)	This performance-based restricted stock unit grant was made on July 12, 2010. The award has a three-year vesting period after which between 0 and 19,200 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies.
(12)	This performance-based restricted stock unit grant was made on July 11, 2011. The award has a three-year vesting period after which between 0 and 11,740 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies.
(13)	This performance-based restricted stock unit grant was made on July 11, 2011. The award has have a three-year vesting period after which between 0 and 8,800 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies.
(14)	The time-based restricted stock grant was made on April 5, 2010 and vests in four equal annual installments beginning on April 5, 2011.
(15)	Mr. DiGregorio has no outstanding equity awards at the end of the fiscal year because his outstanding awards had either vested, exercised, or had been cancelled upon his separation with the Company on February 29, 2012.

Option Exercises and Stock Vested in Fiscal 2012

The following table sets forth information with respect to option exercises and vesting of stock awards for each of the named executive officers during the year ended April 30, 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gary D. Burnison	—		—	140,160		3,159,736
Robert P. Rozek	—		—	—		—
Michael A. DiGregorio	40,950	(1)	195,741	25,236	(2)	423,019
Ana Dutra	—		—	21,076		403,108
Byrne Mulrooney	—		—	5,565		91,433

(1)	Included in Mr. DiGregorio’s number of shares acquired on exercise are 13,650 shares which were subject to accelerated vesting upon termination and 27,300 shares which vested prior to separation date.
(2)	Included in Mr. DiGregorio’s number of shares acquired on vesting are performance-based restricted stock units which were subject to accelerated vesting of 16,876 shares, time-based restricted stock subject to accelerated vesting of 5,160 shares and 3,200 shares which vested prior to separation date.

Fiscal 2012 Pension Benefits

The following table sets forth the pension benefits of the named executive officers as of April 30, 2012.

Name	Plan Name	Number of Years Credited Service or Number of Units Earned (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gary D. Burnison	Executive Wealth Accumulation Plan (“EWAP”)	8	163,819	—

Enhanced Wealth Accumulation Plan

The EWAP was established in fiscal 1994. Certain vice presidents elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight year period, or in some cases, make an after tax contribution, in return for defined benefit payments from the Company over a fifteen year period generally at retirement age of 65 or later. In June 2003, the Company amended the EWAP so as not to allow new participants or the purchase of additional deferral units by existing participants.

Nonqualified Defined Contribution

The nonqualified defined contributions of the named executive officers as of April 30, 2012 are set forth in the table below.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/loss in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Gary D. Burnison	—	—	(13,270)	—	725,517
Robert P. Rozek	—	—	—	—	—
Michael A. DiGregorio	—	—	—	—	—
Ana Dutra	—	—	11	—	108,780
Byrne Mulrooney	—	—	—	—	—

(1)	The “Aggregate Balance at Last FYE” is comprised of contributions made by both named executive officers and the Company. Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements beginning with the fiscal 2007 proxy statement: Mr. Burnison, $209,000 and Ms. Dutra $108,750.

Please see the “Compensation Discussion and Analysis” section for further discussion of the Company’s nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if that named executives officer’s employment had terminated on April 30, 2012 (pursuant to his/her employment agreement then in effect), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. (With respect to Mr. DiGregorio, however, the table below reflects the amounts actually received by Mr. DiGregorio pursuant to the terms of his Separation Agreement.) These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits under then-exercisable stock options, benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and pension plan, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plans, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age. Ms. Dutra and Mr. Mulrooney are not eligible for severance or change in control benefits.

Gary D. Burnison. Under the Burnison Employment Agreement, if Mr. Burnison’s employment terminates due to death or disability, then we will pay him, or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will fully vest; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage is available under COBRA.

If we terminate Mr. Burnison’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination.

Prior to a change in control or more than 12 months after a change in control, if Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award for the year in which his employment is terminated; (3) cash payments equal to one and one-half times his then current annual base salary and one and one-half times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage is available under COBRA; (5) all outstanding stock options, other equity-type incentives, and all benefits held under the ECAP (excluding performance shares) at the time of termination that would have vested within 12 months of his termination will vest on the date of termination; and (6) a pro rata award of performance shares based on target performance and the number of days Mr. Burnison was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

If there is a change of control and within 12 months Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award; (3) cash payments equal to the sum of two times his current annual base salary and two times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for so long as such coverage is available under COBRA and six months thereafter, and reimbursement of a portion of the cost of healthcare coverage for him and his dependents; (5) all outstanding stock options, other equity-type incentives, and all benefits under the ECAP (excluding performance shares) at time of termination will vest; (6) a pro rata award of performance shares based on the Company’s actual performance and the number of days in the performance period prior to the change in control; and (7) a pro rata award of performance shares based on target performance and the number of days remaining in the performance period after a change in control.

The Burnison Employment Agreement generally provides for the payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code.

Gary D. Burnison	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason(1)	Death or Disability
Equity/ECAP (excluding Performance-Based Restricted Stock Units)	$731,393	$1,729,423	$1,729,423
Performance-Based Restricted Stock Units	2,077,522	2,306,220	2,306,220
Base Salary	1,050,000	1,400,000	n/a
Bonus	1,050,000	1,400,000	n/a
Health Benefits(2)	41,313	55,085	82,627
Gross Up	n/a	—	n/a

Total	$4,950,228	$6,890,728	$4,118,270

(1)	Upon a termination without cause by the Company or with good reason by Mr. Burnison within 12 months after a change in control, Mr. Burnison is entitled to (i) a pro rata award (based on the portion of the performance period that elapsed prior to the date of the change in control) of performance-based restricted stock units based on the Company’s actual results and (ii) a pro rata award (based on the portion of the performance period after the date of the change in control) of performance-based restricted stock assuming the Company meets applicable targets. For the calculations above, with respect to performance-based restricted stock for which the vesting period was still ongoing as of the end of the end of fiscal 2012, it was assumed that the Company achieved the performance-based target. With respect to Mr. Burnison’s grant of performance-based restricted stock units for which the measurement period ended on April 30, 2012 (and which vested on July 8, 2012), actual results were used in the calculations.
(2)	Where Mr. Burnison or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Michael A. DiGregorio. Pursuant to the DiGregorio Employment Agreement and Separation Agreement, in connection with his separation of service, subject to his execution, nonrevocation of and compliance with the Separation Agreement and releases contained therein, Mr. DiGregorio became entitled to the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award; (3) a cash payment equal to his annual base salary as of the date of termination payable over the 12 month period following his separation from service; (4) reimbursement of COBRA coverage premiums for Mr. DiGregorio and his covered dependents for up to 18 months following the date of termination; (5) all outstanding stock options and other equity type incentives held by Mr. DiGregorio and all benefits under the Company’s ECAP at the time of termination, except for performance shares, that would have vested in the 12 months following the date of termination became fully vested as of the date of termination, with such vested stock options remaining exercisable until February 14, 2014; and (6) a pro-rata number of performance shares based on target performance and the number of days Mr. DiGregorio was employed during the performance period plus an additional year.

Michael A. DiGregorio	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason
Equity (excluding Performance Shares)(1)(2)	$147,652
Performance Shares(1)	269,510
Base Salary	475,000
Bonus	296,875
Health Benefits	41,313

Total	$1,230,350

(1)	The value of accelerated time-based restricted stock awards and performance-based awards were calculated based on the closing price of our common stock on February 29, 2012.
(2)	The value of accelerated stock option awards was calculated based on the gain upon exercise on the exercise date of April 17, 2012.

Robert P. Rozek. Under the Rozek Employment Agreement, if Mr. Rozek’s employment terminates due to death or disability, then we will pay him, or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options, other equity-type incentives (excluding performance shares and benefits under the ECAP) will fully vest; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage is available under COBRA.

If we terminate Mr. Rozek’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination. Additionally, Mr. Rozek will be required to repay all or a portion of his sign-on bonus.

Under the Rozek Employment Agreement, in the event that Mr. Rozek is terminated by the Company without cause or by Mr. Rozek for good reason within 12 months after his start date, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his target annual cash incentive award; (3) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months; (4) the Initial RSU Award, the 2012 Time-Based Awards and the 2012 Performance-Based Awards (the “Rozek Initial Awards”) will become fully vested based on target performance. Additionally, Mr. Rozek will not be required to repay his sign-on bonus.

In the event that Mr. Rozek’s employment is terminated by the Company without cause or by Mr. Rozek for good reason prior to a change in control and more than 12 months after his start date or more than 12 months after a change in control occurs, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award; (3) a cash payment equal to one time his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months; (5) the Rozek Initial Awards will become fully vested based on target performance; (6) all outstanding equity incentive awards (other than the Initial Rozek Awards and any other performance shares held by Mr. Rozek and all benefits under the Company’s ECAP at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; and (7) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on target performance and the number of days Mr. Rozek was employed during the performance period. Additionally, Mr. Rozek will not be required to repay his sign-on bonus.

In the event that Mr. Rozek’s employment is terminated by the Company without cause or by Mr. Rozek for good reason within 12 months following a change in control, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award; (3) a cash payment equal to one time his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months, plus an additional 6 months of health plan premium reimbursement; (5) all outstanding stock options and other equity type incentives held by Mr. Rozek and all benefits under the ECAP at the time of termination, except for performance shares, will become fully vested as of the date of termination; (6) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on actual performance and the number of days in the performance period prior to the change in control; and (7) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on target performance and the number of days remaining in the performance period after the change in control. Additionally, Mr. Rozek will not be required to repay his sign-on bonus.

In the event Mr. Rozek’s employment is terminated by the Company without cause upon the expiration of the initial term ending on April 30, 2015 or any subsequent one-year term of the Rozek Employment Agreement, the Company will pay Mr. Rozek his accrued compensation and, subject to Mr. Rozek’s provision of transition services to the Company for a period of three months (during which time Mr. Rozek would be entitled to continued pay at his then current annual base salary rate and participation in the Company’s welfare benefit plans, but no additional bonus or equity compensation), (1) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months, (2) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months following termination, (3) the

Rozek Initial Awards will become fully vested (assuming the target performance), (4) all outstanding equity incentive awards (other than the Rozek Initial Awards and any other performance shares) held by Mr. Rozek and all benefits under the ECAP at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination, and (5) a pro-rata number of any performance shares and/or a payout under any long-term performance-based cash incentive program based on target performance and the number of days Mr. Rozek was employed during the performance period. Additionally, following such termination, Mr. Rozek will not be required to repay the sign-on bonus.

Robert P. Rozek	Prior to a Change in Control and within 12 months of start date and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Death or Disability
Equity (excluding Performance-Based Restricted Stock Units)	$1,027,108	$1,027,108	$1,027,108
Performance-Based Restricted Stock Units	—	—	—
Base Salary	—	475,000	n/a
Bonus	89,795	564,795	89,795
Health Benefits(1)	41,313	55,085	41,313

Total	$1,158,216	$2,121,988	$1,158,216

(1)	Where Mr. Rozek or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 24 months of COBRA as that is the maximum length of time for which such benefits may be available.

For purposes of the foregoing employment agreements (as in effect on April 30, 2012), “cause,” “change in control,” “and “good reason,” mean the following:

•	“Cause” means:

•	conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges; or

•

reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability; or

•

any material misrepresentation or false statement made by the executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment.

•	“Change in Control” means:

•

an acquisition by any person of beneficial ownership or a pecuniary interest in more than 30% of the common stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company;

•

approval by the stockholders of the Company of a plan (only for Mr. Burnison), or the consummation, of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (a) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (b) after which no person (other than the Company or its affiliates) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (c) after which the Company and/or its affiliates own an aggregate amount of Voting Stock of the resulting entity at least equal to the aggregate number of shares of Voting Stock owned by any persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not the Company or its affiliates, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity, if any, and who owns more than 30% of the Voting Stock;

•	approval by the Board of the Company and (if required by law) by stockholders of the Company of a plan to consummate the dissolution or complete liquidation of the Company; or

•

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board. Notwithstanding the above provisions, no “Change in Control” shall be deemed to have occurred if a Business Combination, as described above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determine that, in substance, no Change in Control has occurred.

•	“Good Reason” means, if without the executive’s prior written consent:

•

the Company materially reduces executive’s duties or responsibilities or assigns him duties which are materially inconsistent with his duties or which materially impair his ability to function in his position;

•

the Company reduces the executive’s base salary or target incentive compensation under the executive’s employment agreement or materially reduces any employee benefit or perquisite enjoyed by him (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company);

•

the Company fails to perform or breaches its obligations under any other material provision of the executive’s employment agreement and fails to cure such failure or breach within the period required by the executive’s employment agreement;

•	the executive’s primary location of business is moved by the distance set forth in the executive’s employment agreement; or

•

the Company fails to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

Fiscal 2012 Compensation of Directors

The compensation of directors, including all restricted stock unit and stock option awards, for fiscal 2012 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Denise Kingsmill	60,000		122,402	—	—	—	—	182,402
Edward D. Miller	8,897	(2)	182,354	—	—	—	—	191,251
Debra J. Perry	77,795	(3)	122,402	—	—	—	—	200,197
Gerhard Schulmeyer	71,118	(4)	122,402	—	—	—	—	193,520
George T. Shaheen	67,795	(5)	122,402	—	—	—	—	190,197
Kenneth Whipple	180,000	(6)	122,402	—	—	—	—	302,402
Harry L. You	67,795	(5)	122,402	—	—	—	—	190,197

(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2012. As of April 30, 2012, the aggregate restricted stock units granted to each director was as follows: 14,600 for Mr. Miller and 9,800 for all other non-employee directors. Mr. Miller’s grant was 8,007 restricted stock units representing his annual equity grant, 4,804 restricted stock units representing his annual retainer, and 1,789 restricted stock units representing his prorated retroactive annual rate increase. All other non-employee directors’ grant was 8,007 restricted stock units representing their annual equity grant and 1,793 restricted stock units representing their prorated retroactive annual rate increase.
(2)	Mr. Miller elected to receive his annual retainer of $60,000 in restricted stock units. He received a total of 14,600 restricted stock units in fiscal 2012. Mr. Miller received an annual fee of $7,500 for his services as Nominating Committee Chair during fiscal 2012 and a retroactive prorated annual rate increase of $1,397.
(3)	Ms. Perry received an annual fee of $15,000 for her services as Audit Committee Chair during fiscal 2012 and a retroactive prorated annual rate increase of $2,795.
(4)	Mr. Schulmeyer received an annual fee of $10,000 for his services as Compensation Committee Chair during fiscal 2012 and a retroactive prorated annual rate increase of $1,118.
(5)	Mr. Shaheen and Mr. You each received an annual fee of $5,000 for their services as Audit Committee Members during fiscal 2012 and a retroactive prorated annual rate increase of $2,795.
(6)	Mr. Whipple received an annual fee of $120,000 for his services as Chairman of the Board for fiscal 2012 and $60,000 for Board services in fiscal 2012.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. In March 2011, the Compensation and Personnel Committee approved for fiscal 2012 certain increases to the Company’s Board compensation programs. Commencing with fiscal 2012, the non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $100,000 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $100,000 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest ten units). The restricted stock unit awards vest on the day before the following annual meeting of stockholders. Additionally, non-employee directors receive each year $60,000 either in cash or in restricted stock units, at their election, on the date of each annual meeting of stockholders. In addition, each member of the Audit Committee receives $5,000 in cash annually, the Audit Committee chair receives $15,000 in cash annually, the Compensation and Personnel Committee chair receives $10,000 in cash annually, and the Nominating and Corporate Governance Committee chair receives $7,500 in cash annually. The Chair of the Board receives $120,000 in cash annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

In June 2011, the Board and the Nominating and Corporate Governance Committee adopted amended stock ownership guidelines which require each non-employee director to own three times their annual cash retainer in Company stock. As of April 30, 2012, all of the non-employee directors complied with the guidelines or on track to comply with the guidelines within the requirement time period.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,491,922	$14.00	1,548,543
Equity compensation plans not approved by security holders	—	—	—

Total	1,491,922	$14.00	1,548,543

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 15, 2012, the beneficial ownership of common stock of the Company of each director and each nominee for director, each named executive officer, and the holdings of all directors and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is c/o Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Name of Beneficial Owner	Amount Beneficially Owned and Nature of Beneficial Ownership (1)		Percent of Class (1)
Denise Kingsmill	17,640		*
Edward D. Miller	83,967	(2)	*
Debra J. Perry	23,422		*
Gerhard Schulmeyer	48,401	(3)	*
George T. Shaheen	17,640		*
Kenneth Whipple	47,558	(4)	*
Harry L. You	42,882	(5)	*
William R. Floyd	0		*
Gary D. Burnison	392,189	(6)	*
Robert P. Rozek	80,378		*
Michael A. DiGregorio	65,042	(7)	*
Ana Dutra	153,983	(8)	*
Byrne Mulrooney	46,260		*
All directors and executive officers as a group (11 persons)	954,320	(9)	1.97%
T. Rowe Price Associates, Inc
100 E. Pratt Street, Baltimore, MD 21202	5,394,480	(10)	11.14%
Royce & Associates, LLC
1414 Avenue of the Americas, New York, NY 10019	3,688,763	(11)	7.62%
BlackRock, Inc.
40 East 52nd Street, New York, NY 10022	4,184,304	(12)	8.64%
Barrow, Hanley, Mewhinney & Strauss, LLC
2200 Ross Avenue, 31st Floor, Dallas, TX 75201	2,570,997	(13)	5.31%

*	Designates ownership of less than 1% of the Company’s outstanding common stock.
(1)	Applicable percentage of ownership is based upon 48,431,589 shares of common stock outstanding as of August 15, 2012, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable within 60 days of August 15, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	Holdings include 24,559 shares of common stock which Mr. Miller has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.
(3)	Holdings include 17,508 shares of common stock which Mr. Schulmeyer has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.
(4)	Holdings include 18,199 shares of common stock which Mr. Whipple has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.

(5)	Holdings include 13,523 shares of common stock which Mr. You has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.
(6)	Holdings include 21,760 shares of common stock which Mr. Burnison has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.
(7)	Based on information available to the Company as of April 17, 2012.
(8)	Holdings include 23,670 shares of common stock which Ms. Dutra has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.
(9)	Total holding as a group includes 119,219 shares of common stock which the group has the right to acquire within 60 days of August 15, 2012 through the exercise of options granted under the Performance Award Plan.
(10)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizon Fund, Inc. (“Price Fund”) with the SEC on February 10, 2012, which indicates that (a) Price Associates has sole voting power with respect to 1,162,980 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 5,394,480 shares and shared dispositive power with respect to 0 shares; and (b) Price Fund has sole voting power with respect to 3,402,000 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 0 shares.
(11)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Royce & Associates LLC (“Royce”) with the SEC on January 13, 2012, which indicates that Royce has sole voting power with respect to 3,688,763 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,688,763 shares and shared dispositive power with respect to 0 shares.
(12)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 10, 2012, which indicates that Blackrock, Inc. has sole voting power with respect to 4,184,304 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 4,184,304 shares and shared dispositive power with respect to 0 shares.
(13)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) with the SEC on February 10, 2012, which indicates that BHMS has sole voting power with respect to 1,275,437 shares, shared voting power with respect to 1,295,560 shares, sole dispositive power with respect to 2,570,997 shares and shared dispositive power with respect to 0 shares.

AUDIT COMMITTEE MATTERS

Fees Paid to Ernst & Young LLP

The following table sets forth fees for services Ernst & Young LLP provided during fiscal 2012 and 2011. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process:

	2012	2011
Audit fees(1)	$2,474,066	$1,682,000
Audit-related fees(2)	30,000	108,780
Tax fees(3)	399,923	469,214
All other fees	—	—

Total	$2,903,989	$2,259,994

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, for attestation services related to compliance with Section 404 of the Sarbanes-Oxley Act and statutory audits required by governmental agencies for regulatory, legislative and financial reporting requirements.
(2)	Represents (i) fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm that are not included in Audit Fees, and (ii) fees for employee benefits plan audit, due diligence related to mergers and acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards not classified as Audit Fees.
(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance and advice.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to help assure that they do not impair the registered public accounting firm’s independence from the Company. The Audit Committee may either approve the engagement of the independent registered public accounting firm to provide services or pre-approve services to be provided on a case by case basis. The Audit Committee believes the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee requires the rotation of its independent registered public accounting firm’s audit partners as required by the Sarbanes-Oxley Act and the related rules of the SEC.

All requests or applications for Ernst & Young LLP services are submitted to the Vice President of Internal Audit and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services and sent to the Audit Committee for final approval. All requests or applications for Ernst & Young LLP services receive approval from the Vice President of Internal Audit, prior to the Audit Committee’s review and approval.

Report of the Audit Committee

The Audit Committee is comprised of three non-employee directors, all of whom are “independent” under the applicable listing standards of the NYSE and the applicable rules of the SEC. The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board. A copy of the current Audit Committee Charter is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the About Us webpage.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent registered public accounting firm.

As part of the oversight process, the Audit Committee met thirteen times during fiscal 2012. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•

reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the year ended April 30, 2012 and the quarters ended July 31, 2011, October 31, 2011 and January 31, 2012;

•	oversaw and discussed with management the Company’s review and enhancement of internal control over financial reporting, including controls relating to variable incentive compensation;

•

reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with GAAP and present fairly the results of operations and financial position of the Company;

•

discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 114: “The Auditor’s Communication With Those Charged With Governance”, as amended;

•

received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence;

•	considered whether the provision of non-audit services by the registered public accounting firm to the Company is compatible with maintaining the registered public accounting firm’s independence; and

•

reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2012, which it made based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its review and report on the Company’s internal control over financial reporting as of April 30, 2012.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Form 10-K for the year ended April 30, 2012 for filing with the SEC.

Audit Committee

Debra J. Perry (Chair) George T. Shaheen Harry L. You

OTHER MATTERS

Certain Relationships and Related Transactions

Other than the employment agreements and related compensation described in this Proxy Statement, since May 1, 2011 the Company has not entered into or proposed to enter into any transaction with any executive officer, director or director nominee, beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

Related Person Transaction Approval Policy

In June 2009, the Board adopted an amended and restated policy for the review and approval of all transactions with related persons, pursuant to which the Audit Committee must review the material facts of, and either approve or disapprove of the Company’s entry into, any transaction, arrangement or relationship or any series thereof in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity). For purposes of this policy, a “related person” is any person who is or was since the beginning of the Company’s most recently completed fiscal year an executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing. The Audit Committee has reviewed and pre-approved the entry into certain types of related person transactions, including without limitation the employment of executive officers and director compensation. In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is less than $1,000,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and greater than ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company in fiscal 2012 and the representations of reporting persons, all of the filings by the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock were filed on a timely basis during fiscal 2012 except for the following: one Form 4 for Mr. Mulrooney (with respect to the acquisition of restricted stock), one Form 4 for Mr. DiGregorio (with respect to the acquisition of restricted stock), one Form 4 for Mr. Burnison (with respect to the acquisition of restricted stock), and one Form 4 for Ms. Dutra (with respect to the acquisition of restricted stock).

Annual Report to Stockholders

Enclosed with this Proxy Statement is the Company’s Annual Report to Stockholders for fiscal 2012, which includes the Company’s Annual Report on Form 10-K for the year ended April 30, 2012 (“Form 10-K”) (excluding the exhibits thereto). The Annual Report to Stockholders is enclosed for the convenience of stockholders and should not be viewed as part of the proxy solicitation materials. If any person who was a beneficial owner of the common stock of the Company on August 15, 2012 desires a complete copy of the Company’s Form 10-K, including the exhibits thereto, he/she/it will be provided with such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of August 15, 2012 and should be directed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Company’s Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Submission of Stockholder Proposals for Consideration at the 2013 Annual Meeting

If a stockholder wishes to submit a proposal for consideration at the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary, no later than April 29, 2013. Each stockholder proposal must comply with the Exchange Act, the rules and regulations thereunder, and the Company’s bylaws as in effect at the time of such notice. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.

The Company’s bylaws also establish an advance notice procedure with regard to nominating persons for election to the Board and proposals of other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an annual meeting of stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2013 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than the close of business on June 29, 2013, nor earlier than the close of business on May 30, 2013, provided however, that in the event that the date of the 2013 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2012 Annual Meeting of Stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming the nominees for the additional directorships by June 19, 2013, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A stockholder notice should be sent to the Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2013 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filing with the SEC or by writing our Corporate Secretary at the address identified above.

Stockholders Sharing an Address

The Company will deliver only one Annual Report to Stockholders and Proxy Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the Annual Report to Stockholders and/or Proxy Statement to a stockholder at a shared address to which a single copy of the Annual Report to Stockholders and Proxy Statement are delivered. A stockholder can notify the Company either in writing or by phone that the stockholder wishes to receive a separate copy of the Annual Report to Stockholders and/or Proxy Statement, or stockholders sharing an address can request delivery of a single copy of the Annual Report to Stockholders and/or Proxy Statement if they are receiving multiple copies, by contacting the Company at Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or at (310) 552-1834.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and General Counsel

August 27, 2012

APPENDIX A

KORN/FERRY INTERNATIONAL

SECOND AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Korn/Ferry International Second Amended and Restated 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of Korn/Ferry International (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s Performance Award Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means (unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement) a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Participant: (1) is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company; or has refused to perform stated or assigned duties; (2) has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); (3) has materially breached any of the provisions of any agreement with the Company or a parent corporation; or (4) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship. A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Administrator) on the date when the Company first delivers notice to the Participant of a finding of termination for Cause and shall be final in all respects on the date following the opportunity to be heard and written notice to the Participant that his or her service is terminated.

(f) “Change in Control” means any of the following:

(1) An acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest in (either comprising “ownership of”)

more than 50% of the Common Stock or voting securities entitled to then vote generally in the election of directors of the Company (“Voting Stock”), after giving effect to any new issue in the case of an acquisition from the Company; or

(2) Consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (A) in which all or substantially all of the holders of Voting Stock hold or receive directly or indirectly 50% or more of the voting stock of the entity resulting from the Business Combination (or a parent company), and (B) after which no Person (other than any one or more of the Excluded Persons) owns more than 50% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination, and (C) after which one or more Excluded Persons own an aggregate number of shares of the voting stock at least equal to the aggregate number of shares of voting stock owned by any other Person who is not an Excluded Person (except for any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), if any, and who owns more than 50% of the voting stock.

(3) Consummation of the dissolution or complete liquidation of the Company; or

(4) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (1) or (2) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(h) “Common Stock” means the Company’s common stock, par value $0.01, subject to adjustment as provided in Section 12.

(i) “Company” means Korn/Ferry International, a Delaware corporation.

(j) “Detrimental Activity” with respect to a Participant means that such Participant:

(1) has directly or indirectly engaged in any business for his or her own account that competes with the business of any entity within the Company Group (“Company Group” means the Company, the Subsidiaries, and any affiliate of the Company or a Subsidiary) (a business in competition with any entity within the Company Group includes, without limitation, any business in an industry which any business in the Company Group may conduct business from time to time and any business in an industry which any entity within the Company Group has specific plans to enter in the future and as to which the Participant is aware of such planning); or

(2) has committed or engaged in an unauthorized disclosure or use of inside information, trade secrets or other confidential information, or an unauthorized use of trade names, trademarks, or other proprietary business designations owned or used in connection with the business of any entity within the Company Group; has failed to timely return to the Company in accordance with Company policy all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group; or

(3) has entered the employ of, renders services to, or has acquired a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group; has acted intentionally in a manner injurious to the reputation, business or assets of, any entity within the Company Group; has interfered with business relationships (whether formed before or after the date hereof) between the Company, any Subsidiary, any of their respective affiliates, and any customers, suppliers, officers, employees, partners, members or investors; has influenced or attempted to influence a vendor or customer of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, induced a principal for whom an entity within the Company Group acts as agent to terminate such agency relationship, or induced an employee of any entity within the Company Group who earned $25,000 or more on an annualized basis during the last six months of his or her employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group.

(k) “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months by reason of which the Participant is unable to engage in any substantial gainful activity.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m) “Excluded Person” means (1) the Company or any Subsidiary; (2) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act); (3) any employee benefit plan of the Company; or (4) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (2) of this definition.

(n) “Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange.

(o) “First Restatement Effective Date” has the meaning set forth in Section 4.

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(s) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(u) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(v) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(w) “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14 (d) of the Exchange Act.

(x) “Plan” means the Second Amended and Restated Korn/Ferry International 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(y) “Prior Plan” means the Company’s Performance Award Plan.

(z) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(aa) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(bb) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(cc) “Second Restatement Effective Date” has the meaning set forth in Section 4.

(dd) “Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.

(ee) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(gg) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

3.	Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was originally adopted by the Board as of August 22, 2008, and became effective when it was approved by the Company’s stockholders on September 23, 2008. The Plan was amended and restated effective upon the approval of the Company’s stockholders on September 10, 2009 (the “First Restatement Effective Date”). This second amendment and restatement of the Plan was adopted by the Board of Directors of the Company on August 22, 2012 and it will become effective (the “Second Restatement Effective Date”), when it is approved by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Second Restatement Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect. The Plan as amended and restated hereunder shall apply to Awards granted on or after the Second Restatement Effective Date. Except as specifically provided for herein, the provisions of the Plan in existence prior to this second amendment and restatement shall continue to govern Awards granted prior to the Second Restatement Effective Date.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards granted under this Plan on and after the Second Restatement Effective Date shall not exceed 5,700,000, plus any Shares (i) subject to outstanding awards under the Plan as of the Second Restatement Effective Date or (ii) subject to outstanding awards under the Prior Plan as of August 8, 2008 that, in each case, on or after the Second Restatement Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that (i) any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis; and (ii) any Shares granted as or under Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.91 Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any

Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan after the Second Restatement Effective Date shall not exceed 5,700,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

(d) Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 50,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 25,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Assumed Awards of Acquired Corporations. In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed equity awards (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) and such Shares shall not reduce the Shares otherwise authorized for issuance under the Plan.

(f) Awards of Acquired Corporations. In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

6.	Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 12) at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Option and shall not exchange such Option for a new Award with a lower (or no) exercise price or for cash.

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Disability. Upon Termination of Employment as a result of a Participant’s Disability, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Other Reasons. Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1) and (e)(2) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for a new Award with a lower (or no) exercise price or for cash.

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Up to 250,000 Shares shall be available for issuance to employee Participants after the Second Restatement Effective Date as Awards having no minimum vesting period. The grant, issuance, retention, vesting and/or settlement of Shares under any Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s retirement, death or disability or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. In addition, the limitations set forth in the preceding sentence shall not apply to any Awards granted to Nonemployee Directors. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Notwithstanding anything herein to the contrary, in no event will dividends or dividend equivalents be paid with respect to unvested Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria.

9.	Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.	Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a) and 5(c) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefor. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 5(a) and 5(c) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying

Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) market share, (xxi) product development or release schedules, (xxii) new product innovation, (xxiii) product cost reduction through advanced technology, (xxiv) brand recognition/acceptance, (xxv) product ship targets, (xxvi) cost reductions, customer service, (xxvii) customer satisfaction, or (xxviii) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Administrator (A) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

14.	Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment or any Detrimental Activity, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or any Detrimental Activity, then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such

Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

18.	Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation and Personnel Committee of the Board or, in the absence of a Compensation and Personnel Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance- based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation and Personnel Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation and Personnel Committee; and, provided further that such authorization shall not provide for the grant of Awards to officers or directors of the Company. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation and Personnel Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation and Personnel Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award without the approval of the Company’s stockholders).

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation and Personnel Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

KORN/FERRY INTERNATIONAL

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 AM, EST on September 27, 2012.
Vote by Internet
• Go to www.investorvote.com/KFY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

The Board of Directors recommends you vote “FOR” the election of all the nominees listed as directors:

1.  Election of the two nominees named below to serve on the Board of Directors until the 2015 Annual Meeting of Stockholders: 01 - William R. Floyd 02 - George T.      Shaheen

+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

The Board of Directors recommends you vote “FOR” Proposals 2 and 3:				The Board of Directors recommends you vote “AGAINST” Proposal 4:
	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year.	☐	☐	☐	4. Stockholder proposal to declassify the Board of Directors.	☐	☐	☐
The Board of Directors recommends you vote “FOR” Proposal 5:
	For	Against	Abstain		For	Against	Abstain
3. Proposal to approve the advisory (non-binding) resolution regarding executive compensation.	☐	☐	☐	5. Amendment and restatement of Amended and Restated 2008 Stock Incentive Plan.	☐	☐	☐
IMPORTANT PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KORN/FERRY INTERNATIONAL	+

PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, to be held on September 27, 2012, and the related Proxy Statement and Korn/Ferry International’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, and hereby appoints Gary D. Burnison and Robert P. Rozek, and each of them the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Korn/Ferry International which the undersigned is entitled to vote, for the matters indicated on the reverse side of this proxy card in the manner designated on the reverse side, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting and all adjournments and postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AS DIRECTORS, “FOR” PROPOSALS 2 (RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM) AND 3 (ADVISORY VOTE ON EXECUTIVE COMPENSATION), “AGAINST” PROPOSAL 4 (STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD), AND “FOR” PROPOSAL 5 (AMENDMENT AND RESTATEMENT OF AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN).

This Proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this Proxy will be voted “FOR” the election of all nominees listed as directors, “FOR” proposals 2 and 3, “AGAINST” proposal 4, and “FOR” proposal 5.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 27, 2012.

The Proxy Statement and Annual Report to Stockholders are available at: http://ir.kornferry.com

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+